As filed with the Securities and Exchange Commission on February 15, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AUDIOCODES LTD.
(Exact name of registrant as specified in its charter)
N/A
(Translation of registrant’s name into English)

Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1 Hayarden Street, Airport City
Lod 70151, Israel
Telephone:  (972) 3-976-4105
(Address and telephone number of registrant’s principal executive offices)
AudioCodes Inc.
27 World’s Fair Drive
Somerset, New Jersey 08873
Telephone: (732) 469-0880
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Neil Gold, Esq. Manuel G.R. Rivera, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 Telephone: (212) 318-3000 Facsimile: (212) 318-3400	Itamar Rosen, Adv. VP Legal Affairs General Counsel and Secretary AudioCodes Ltd. 1 Hayarden Street, Airport City Lod, 70151 Israel Telephone: (972) 3-976-4000 Facsimile: (972) 3-976-4044	Aaron M. Lampert, Adv. Tuvia J. Geffen, Adv. Naschitz, Brandes & Co. 5 Tuval Street Tel-Aviv 67897, Israel Telephone: (972) 3-623-5000 Facsimile: (972) 3-623-5005

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Primary Offering:
Ordinary shares, nominal value NIS 0.01 per share
Warrants
Debt securities
Units
Subtotal		(2)		(2)	$150,000,000	(3)	$17,415	(4)
Secondary Offering:
Ordinary shares, nominal value NIS 0.01 per share(5)	3,000,000		$7.39		$22,170,000		$2,573.94
Total					$172,170,000		$19,988.94

(1)
There are being registered under this registration statement such indeterminate number of ordinary shares, number of warrants to purchase ordinary shares, principal amount of debt securities, and a combination of such securities, separately or as units, as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $150,000,000 or, if any securities are issued for consideration denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of $150,000,000.  The securities registered hereunder also include (i) with respect to warrants, such indeterminate number of ordinary shares as may be issuable or deliverable upon exercise of warrants and (ii) with respect to debt securities, such unspecified amount of ordinary shares as may be issuable or deliverable upon the exercise or conversion of debt securities.  In addition, up to 3,000,000 ordinary shares may be sold from time to time pursuant to this registration statement by the selling shareholders referred to herein.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	Omitted pursuant to Rule 457(o) under the Securities Act.

(3)
Estimated solely for purposes of calculating the registration fee.  The aggregate maximum offering price of all securities sold by the registrant pursuant to this registration statement will not exceed $150,000,000.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.

(5)	Represents ordinary shares registered for resale by the selling shareholders.

(6)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices ($7.05 and $7.72) of the registrant’s ordinary shares on the NASDAQ Global Market on February 10, 2010.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Neither we nor any selling shareholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2011

PROSPECTUS

$150,000,000 of Ordinary Shares, Warrants, Debt Securities
and/or Units Offered by AudioCodes Ltd.
and
Up to 3,000,000 Ordinary Shares Offered by the Selling Shareholders

AUDIOCODES LTD.

This prospectus relates to ordinary shares, warrants and debt securities, and any combination of such securities, separately or as units, that we may offer and sell from time to time in one or more offerings up to a total dollar amount of $150,000,000.  The warrants and debt securities may be convertible, exercisable or exchangeable for ordinary shares.  In addition, the selling shareholders may offer and sell up to 3,000,000 ordinary shares from time to time in one or more offerings.  We refer to the ordinary shares that we or the selling shareholders may offer and sell, and the warrants, debt securities and units that we may offer and sell, collectively as “securities” in this prospectus.

Each time we or a selling shareholder sells securities pursuant to this prospectus, we will provide specific terms of the offering of these securities, and the terms of any warrants, debt securities and units so offered, in a supplement to this prospectus.  You should read this prospectus and any supplement carefully before you invest.  This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

These securities may be sold directly, on a continuous or delayed basis, by us or the selling shareholders, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods.  See “Plan of Distribution” in this prospectus.  We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement.  If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement.  The net proceeds we expect to receive from any sale will also be included in a prospectus supplement.  We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders pursuant to this prospectus.

Our ordinary shares are traded on the NASDAQ Global Select Market, or NASDAQ, and the Tel-Aviv Stock Exchange, or the TASE, under the symbol “AUDC”.  The closing price of our ordinary shares on NASDAQ on February 14, 2011 was $7.72 per share and the closing price of our ordinary shares on the TASE on February 14, 2011 was NIS 28.20 per share.   If we decide to list any warrants, debt securities or units that may be issued on a national securities exchange, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in our securities involves a high degree of risk.  You should carefully consider the “Risk Factors” referred to on page 4 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference in this prospectus or the applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission, the Israel Securities Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is              , 2011

TABLE OF CONTENTS

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  Neither we nor any selling shareholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

-i-

PROSPECTUS SUMMARY

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process.  Under this shelf registration process, we may, from time to time, offer and sell the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S. $150,000,000, and the selling shareholders referred to in this prospectus and identified in supplements to this prospectus may, from time to time, offer and sell up to 3,000,000 of our ordinary shares in one or more offerings.

This prospectus provides you with a general description of the securities which we or the selling shareholders may offer.  Each time we or the selling shareholders sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information and Incorporation by Reference” before purchasing any of our securities.

The rules of the SEC allow us to incorporate by reference information into this prospectus.  This means that important information is contained in other documents that are considered to be a part of this prospectus.  Additionally, information that we file later with the SEC will automatically update and supersede this information.  You should read this prospectus, any prospectus supplement and the information that is incorporated or deemed incorporated by reference in this prospectus.  See “Where You Can Find More Information and Incorporation by Reference.”  The registration statement, including the exhibits and the documents incorporated or deemed incorporated in this prospectus can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information and Incorporation by Reference.”

This prospectus may not be used by us or the selling shareholders to sell any securities unless accompanied by a prospectus supplement.

In this prospectus, unless the context otherwise requires, “AudioCodes,” “us,” “we” and “our” refer to AudioCodes Ltd. and its subsidiaries.

In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to “$” or “dollars” are to U.S. dollars and all references to “NIS” are to New Israeli Shekels.

About AudioCodes

We design, develop and sell products for voice and data over packet networks.  In broad terms, voice over packet, or VoP, networks consist of key network elements such as software switches, application servers, Internet protocol, or IP phones and media gateways.  Our products primarily provide the media gateway element in the network, as well as voice over Internet protocol, or VoIP, end-points such as IP phones and VoIP mobile clients.  Multi-service business gateways integrate media gateway functionality with data routing and network access.  The media gateways connect legacy and IP networks.  They essentially receive the legacy format of communication and convert it to an IP communication and vice versa.  Typically, media gateways utilize compression algorithms to compress the amount of information and reduce the amount of bandwidth required to convey the information (for example, a voice communication).

We offer two categories of products, networking products and technology products.  Our networking products primarily include media gateways that enable the transmission of voice, fax and data communications in VoP networks and also include VoIP end-points.  Our networking products are comprised of customer premises equipment, or CPE, gateways for the enterprise and service provider (or carrier) markets and of carrier-grade-oriented low- and mid-density media gateways for service providers, and also include our multi-service business gateways, IP phones, media server, and value added application products.

Our technology products are components, such as signal processor chips, communications boards and modules, that allow our customers flexibility to build highly-efficient, high capacity network-level products that incorporate these components.  Our technology products are used by us in our networking products and by our customers as part of their own network-level products.

Our products are sold to service providers and enterprises in the telecommunications and networking industries, primarily via channels, such as distributors, original equipment manufacturers, or OEMs, network equipment providers and systems integrators.  In addition, our proprietary voice compression technology is licensed to a broad group of companies that manufacture equipment for a variety of markets.

Recent Developments

In the past few years, we extended convertible loans to MailVision in the aggregate principal amount of $662,000. These loans bear interest at the rate of 4%-9% per annum and are convertible into shares. In November 2010, $588,000 in principal amount of these loans was converted by us into shares of MailVision. As of December 31, 2010, we owned 25.6% of the outstanding share capital of this company and 23.9% of the share capital of this company on a diluted basis compared to owning 20.2% of the outstanding share capital as of December 31, 2009.

In January 2010, we entered into an agreement to acquire all of the outstanding equity of Natural Speech Communication Ltd., or NSC, that we did not own as of December 31, 2009. The closing of the transaction occurred in May 2010. Pursuant to the agreement, we purchased the remaining 40.26% of the shares from NSC’s non-controlling shareholders with a maximum total consideration payable in the aggregate amount of $ 1,733,000 in any combination, at our option, of cash and our shares. We paid  $224,000 in cash in 2010. An additional $1,009,000 is payable by us in three annual installments commencing on the first anniversary of the closing. Additional consideration of up to $500,000 is payable by us in 2013, if certain aggregate revenue milestones are met for 2010, 2011 and 2012.

During 2010, AudioCodes invested in some key product lines and solutions to address the following market segments:

·
Enterprise session border controllers for the emerging SIP Trunking market: We launched our enterprise session border controller (E-SBC) family, which is an extension to our existing line of Mediant media gateways and multi-service business gateways. The Mediant 800 E-SBC, Mediant 1000 E-SBC and Mediant 3000 E-SBC target the VoIP security and connectivity needs of enterprises of different sizes, migrating from traditional PSTN connectivity to SIP trunking services. In addition, they support the mediation between  SIP solutions and application of different vendors.  As the E-SBC line is an evolution of our existing gateways and MSBG lines, the market for these products will include the same evolving channel strategy, including value added resellers and service provider channels.

·
Residential gateways for the growing voice over broadband market:  We extended our line of residential gateways with our MP-252 multimedia home gateway. The MediaPack™ 252 (MP-252) is a sophisticated, feature-rich, multimedia home gateway for broadband networks with multi-play support. With an ADSL2+ modem, multiple antenna wireless LAN connectivity, DECT home wireless support, handsets supporting HD VoIP, bluetooth interface for connecting cellular phones and optional battery backup, it is targeting the tiers of service providers that offer multi-play services over broadband networks. The market for this product is focused on direct engagement with service providers, as this product typically requires specific integration with the network and is expected to sell in the thousands of units to each customer.

·
Mobile clients for the growing mobile VoIP market: AudioCodes’ VoIP mobile access solution, VMAS, is a mobile VoIP (mVoIP) solution comprised of a client management system and a variety of mobile soft clients for leading mobile operating systems and smartphones. VMAS is currently available for leading smartphones such as iPhone™/iPod touch™, Nokia™, Samsung™ and HTC™. Our first customer orders are with service providers such as Vonage and Cellcom Israel. The market for this product is focused on direct engagement with service providers, as this product typically requires specific integration with the service provider’s network.

·
Survivable branch appliances and applications for the Microsoft unified communications environment:  We have extended our product range specifically designed for the Microsoft unified communications environment to support Microsoft Lync, the latest Microsoft unified communications platform. These products include survivable branch appliances, based on our Mediant family of media gateways, as well as SPS (SIP phone support), a software platform that enables the connectivity of third party SIP phones into the Microsoft environment.  The marketing and sales of these products is utilizing our growing network of Microsoft VSPs (voice specialized partners) that we work closely with.

·
Expanding the line of multi-service business gateways (MSBG) with a new platform and new interfaces:  We have extended our product range designed for integrated voice and data access applications with the launch of the Mediant 800 MSBG – an all-in-one, multi-service business gateway solution, designed to provide converged voice and data services for small-to-mid size business customers, and to form a well-managed point of demarcation for service providers. The Mediant 800 MSBG integrates a variety of communication functions into a single platform to support fundamental services, such as VoIP mediation, data routing, WAN access, voice and data security, survivability, and third party value-added services applications. These services allow smooth connectivity to cloud services. In addition, we have expanded the range of interfaces supported on the Mediant 1000 MBBG, with the introduction of E1/T1 voice interface, T1 WAN interface and SHDSL WAN interface.

Corporate Information

AudioCodes Ltd. was incorporated in 1992 under the laws of the State of Israel.  Our principal executive offices are located at 1 Hayarden Street, Airport City, Lod 70151, Israel.  Our telephone number is 972-3-976-4000.  Our agent in the United States is AudioCodes Inc., 27 World’s Fair Drive, Somerset, New Jersey 08873.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved.  In addition, we may include additional risk factors in a prospectus supplement to the extent there are additional risks related to the securities offered by that prospectus supplement.  Accordingly, you should carefully consider the following factors, other information in this prospectus or in the documents incorporated by reference and any additional risk factors included in the relevant prospectus supplement:

Risks Relating to Our Business and Industry

We reported losses in 2007, 2008 and 2009.  We may experience additional losses in the future.

We reported a net loss of $8.7 million in 2007, $85.8 million in 2008 and $2.8 million in 2009.  We reported net income of $12.1 million in 2010. The loss in 2008 included a non-cash impairment charge of $86.1 million taken in the fourth quarter of 2008 with respect to goodwill, intangible assets and investment in an affiliate.  The majority of our expenses are directly and indirectly related to the number of people we employ.  We may increase our expenses based on projections of revenue growth.  If at any given time we do not meet our expectations for growth in revenues, our expenses incurred in anticipation of projected revenues may cause us to incur a loss.  We may not be able to anticipate a loss in advance and adjust our variable costs accordingly.  We cannot be sure that we will continue to be profitable in 2011.

We have depended, and expect to continue to depend, on a small number of large customers.  Nortel Networks, which was our largest customer in 2008 and 2009, filed for bankruptcy protection in January 2009. As a result, sales to Nortel decreased significantly in 2010.  The loss of one or more of our other large customers or the reduction in purchases by a significant customer or failure of such customer to pay for the products it purchases from us could have a material adverse effect on our revenues.

Historically, a substantial portion of our revenue has been derived from large purchases by a small number of original equipment manufacturers, or OEMs, and network equipment providers, or NEPs, systems integrators and distributors.  For example, our top three customers accounted for approximately 20.9% of our revenues in 2008, 25.7% of our revenues in 2009 and 22.2% of our revenue in 2010.  Based on our experience, we expect that our customer base may change from period to period.  If we lose a large customer and fail to add new customers, or if purchases made by such customers are significantly reduced, there could be a material adverse effect on our results of operations.

Nortel filed for bankruptcy protection in January 2009.  Nortel Networks was our largest customer in 2008 and 2009, accounting for 15.6% of our revenues in 2009 and 14.4% of our revenues in 2008. In 2010, Nortel accounted for only 3.9% of our revenues. As a result of this bankruptcy filing, $1.7 million of sales to Nortel in the fourth quarter of 2008 were recorded as unpaid deferred revenues which also reduced trade receivables on our balance sheet. During 2009, Nortel returned to us products with a sales price of $706,000, which reduced our unpaid deferred revenues by this amount.  Nortel has sold a number of its business units and is continuing to sell business units and liquidate assets in the bankruptcy proceeding.  Some of the business units sold by Nortel were customers of ours.  We cannot be sure if Nortel or business units sold by Nortel that were customers of ours will continue to purchase products from us or, if Nortel sells additional business units that deal with us, any purchaser of those business units will continue to do business with us. Any significant reduction in sales to our large customers  could have a material adverse effect on our results of operations.

Nortel has asserted a preference claim against us in its bankruptcy proceeding. A successful claim by Nortel could result in a judgment against us requiring us to return to Nortel payments made to us.

In a bankruptcy proceeding, a company is entitled to make preference claims for amounts paid by the company during specified periods prior to the bankruptcy filing. Nortel has asserted that we received approximately $2.6 million in payments from them during the ninety day period prior to their bankruptcy filing that constitute avoidable preferential transfers. We have entered into an agreement with Nortel that tolls the statute of limitations with respect to these claims until the end of February 2011. We expect to engage in discussions with Nortel with respect to these claims. While we believe that we have valid defenses to these claims, we cannot be sure that we will be able to reach an acceptable settlement with Nortel.  If an acceptable settlement is not reached with Nortel, we intend to vigorously defend against any claim brought against us, but we cannot be sure of the outcome of any litigation with respect to this claim. We could be required to repay all or a portion of the amounts claimed by Nortel to be a preference if a litigation were to be resolved in Nortel’s favor.

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect our business.

The general economic downturn, including disruptions in the world credit and equity markets, has had and continues to have a significant negative impact on business around the world.  The impact of the current economic environment on the technology industry and our major customers has been significant.  Conditions may continue to be depressed or may be subject to further deterioration which could lead to a further reduction in consumer and customer spending overall, which could have an adverse impact on sales of our products.  A disruption in the ability of our significant customers to access liquidity could cause serious disruptions or an overall deterioration of their businesses which could lead to a significant reduction in their orders of our products and the inability or failure on their part to meet their payment obligations to us, any of which could have a material adverse effect on our results of operations and liquidity.  A significant adverse change in a customer’s financial and/or credit position could also require us to assume greater credit risk relating to that customer’s receivables or could limit our ability to collect receivables related to previous purchases by that customer.  As a result, our reserves for doubtful accounts and write-offs of accounts receivable may increase.

We may need additional financing to operate or grow our business.  We may not be able to raise additional financing for our capital needs on favorable terms, or at all, which could limit our ability to grow and to continue our longer term expansion plans.

We may need additional financing to operate our business or continue our longer term expansion plans.  To the extent that we cannot fund our activities and acquisitions through our existing cash resources and any cash we generate from operations, we may need to raise equity or debt funds through additional public or private financings.  In November 2009, we were required to use $73.1 million to repurchase almost all of our outstanding senior convertible notes in accordance with the terms of the notes.  We borrowed $30 million in 2008 that is repayable in 20 equal quarterly payments of $1.5 million from August 2008 through July 2013.  We will need to pay these installments and could also be required to repay all or portion of these bank loans if we do not comply with covenants in our loan agreements with respect to maintaining shareholders’ equity at specified levels or achieving certain levels of operating income.  We cannot be certain that we will be able to obtain additional financing on commercially reasonable terms, or at all.  This could inhibit our growth, increase our financing costs or cause us severe financial difficulties.

We are party to an agreement for the construction and long-term lease of a new building in Israel.  We are currently engaged in a dispute with the landlord with respect to this lease. Any unfavorable outcome in this dispute could result in significant damages to us.

In May 2007, we entered into an agreement with respect to property adjacent to our headquarters in Israel, pursuant to which a building of approximately 145,000 square feet has been erected and was expected to be leased to us for a period of eleven years.  This new building was substantially completed on a structural level in May 2010.  The landlord claims that we should have taken delivery of the building at that time and started paying rent.  We disagreed with the landlord’s interpretation of the relevant agreement, and as a result the landlord terminated the agreement and leased the property to a third party.  This dispute has been referred to arbitration, in which we claimed that we lost significant potential revenues due to the landlord’s failure.  The landlord’s counterclaim alleges that it has sustained losses of approximately one year’s rent and management fees.  The landlord’s claim against us is for approximately NIS 14 million (approximately $3.9 million). We believe that we have valid defenses to the counterclaim. The claim is at an early stage and it is not possible at this stage to predict the outcome of these proceedings.  An unfavorable outcome in the arbitration could result in the payment by us of a significant amount to the landlord.

We are dependent on the development of the VoIP market to increase our sales.

We are dependent on the development of the Voice over Internet Protocol, or VoIP, market to increase our sales.  Most existing networks are still not based on Voice over Packet technology which we use in our products designed for the VoIP market.  We cannot be sure that the delivery of telephone and other communications services over packet networks will expand or that there will be a need to interconnect to other networks utilizing the type of technology contained in our products.  For example, the need for our media gateway products depends on the need to interconnect VoIP networks with traditional non-packet based networks.  Our session border control products depend on growth in the need to interconnect Voice over Packet networks with each other.  The adaptation process of connecting packet networks and telephone networks can be time consuming and costly.  Sales of our VoIP products will depend on the development of packet networks and the commercialization of VoIP services.  If this market develops more slowly than we expect, we may not be able to sell our products in a significant enough volume to be profitable.

We may expand our business through acquisitions that could result in diversion of resources and extra expenses.  This could disrupt our business and affect our results of operations.

Part of our strategy is to pursue acquisitions of, or investments in, businesses and technologies or to establish joint ventures to expand our business.  For example, in April 2003, we purchased a product group from Nortel Networks and in May 2004 we purchased Ai-Logix Inc., now known as AudioCodes Inc.  In 2005, we invested in two Israeli-based companies, MailVision Ltd. and CTI Squared Ltd., and continued investing in Natural Speech Communication Ltd.  We have recognized losses from our equity investment in Natural Speech Communication in our results of operations in each of the past three years.  In December 2008, we began consolidating the financial results of Natural Speech Communication in our financial results and in May 2010 we acquired the remaining shares of Natural Speech Communications that were not previously owned by us.

In July 2006, we acquired Nuera Communications, Inc. (which merged into AudioCodes Inc.), in August 2006, we acquired Netrake Corporation (which merged into AudioCodes Inc.), and in April 2007, we completed our acquisition of CTI Squared Ltd.

The negotiation of acquisitions, investments or joint ventures, as well as the integration of acquired or jointly developed businesses or technologies, could divert our management’s time and resources.  Acquired businesses, technologies or joint ventures may not be successfully integrated with our products and operations.  The markets for the products produced by the companies we acquire may take longer than we anticipated to develop and to result in increased sales and profits for us.  We may not realize the intended benefits of any acquisition, investment or joint venture and we may incur losses from any acquisition, investment or joint venture.

The future valuation of acquired businesses may be less than the purchase price we paid and result in impairment charges related to goodwill or intangible assets.  During the fourth quarter of 2008, we recognized non-cash impairment charges of $86.1 million with respect to goodwill and intangible assets related to our acquisitions and an investment in an affiliated company.

In addition, acquisitions could result in:

·	substantial cash expenditures;

·	potentially dilutive issuances of equity securities;

·	the incurrence of debt and contingent liabilities;

·	a decrease in our profit margins;

·	amortization of intangibles and potential impairment of goodwill and intangible assets, such as occurred during 2008;

·	reduction of management attention to other parts of the business;

·	failure to invest in different areas or alternative investments;

·	failure to generate expected financial results or reach business goals; and

·	increased expenditures on human resources and related costs.

If acquisitions disrupt our sales or marketing efforts or operations, our business may suffer.

We recorded significant charges for the impairment of goodwill and intangible assets during the fourth quarter of 2008 which caused us to report a net loss for 2008.  If our goodwill and other intangible assets become further impaired, we may be required to record additional charges to earnings.

We recorded aggregate charges of $86.1 million in the fourth quarter of 2008 for impairment charges with respect to goodwill and intangible assets related to our acquisitions and investments in affiliated companies.  As a result, we reported a net loss for 2008.  As of December 31, 2010, we had goodwill and other intangible assets in an aggregate amount of $37.4 million, or approximately 21.5% of our total assets and 37.8% of our shareholders’ equity. Under accounting principles generally accepted in the United States, we review our goodwill and other intangible assets for impairment annually during the fourth quarter of each fiscal year and when events or changes in circumstances indicate the carrying value may not be recoverable.  The carrying value of our goodwill and other intangible assets may not be recoverable due to factors such as a decline in our stock price and market capitalization, reduced estimates of future cash flows and profitability and slower growth rates in our industry.  Our impairment charges in 2008 were primarily the result of the decline in global economic conditions and reduction in consumer and business confidence experienced during the fourth quarter of 2008. In addition, we experienced a major setback in the product lines of the Nuera and Netrake businesses that had been acquired by us. .  Estimates of future cash flows and profitability are based on an updated long-term financial outlook of our operations.  However, actual performance in the near-term or long-term could be materially different from these forecasts, which could impact future estimates.  A further significant decline in our market capitalization or deterioration in our projected results could result in additional impairment of goodwill and/or intangible assets.  We may be required in the future to record a significant charge to earnings in our financial statements during a period in which an impairment of our goodwill is determined to exist, as happened in 2008, which would negatively impact our results of operations and could negatively impact our stock price.

If new products we recently introduced or expect to introduce in the future fail to generate the level of demand we anticipated, we will realize a lower than expected return from our investment in research and development with respect to those products, and our results of operations may suffer.

Our success is dependent, in part, on the willingness of our customers to transition or migrate to new products, such as our expanded offering of Mediant and IPmedia products, our residential gateways, our session border controller products, the multi service business gateways (MSBGs), our software application products or expected future products.  We are involved in a continuous process of evaluating changing market demands and customer requirements in order to develop and introduce new products, features and applications to meet changing demands and requirements.  We need to be able to interpret market trends and the advancement of technology in order to successfully develop and introduce new products, features and applications.  If potential customers defer transition or migration to new products, our return on our investment in research and development with respect to products recently introduced or expected to be introduced in the near future will be lower than we originally anticipated and our results of our operations may suffer.

Because of the rapid technological development in the communications equipment market and the intense competition we face, our products can become outmoded or obsolete in a relatively short period of time, which requires us to provide frequent updates and/or replacements to existing products.  If we do not successfully manage the transition process to the next generation of our products, our operating results may be harmed.

The communications equipment market is characterized by rapid technological innovation and intense competition.  Accordingly, our success depends in part on our ability to develop next generation products in a timely and cost-effective manner.  The development of new products is expensive, complex and time consuming.  If we do not rapidly develop our next generation products ahead of our competitors, we may lose both existing and potential customers to our competitors.  Further, if a competitor develops a new, less expensive product using a different technological approach to delivering informational services over existing networks, our products would no longer be competitive.  Conversely, even if we are successful in rapidly developing new products ahead of our competitors and we do not cost-effectively manage our inventory levels of existing products when making the transition to the new products, our financial results could be negatively affected by high levels of obsolete inventory.  If any of the foregoing were to occur, then our operating results would be harmed.

Our industry is rapidly evolving and we may not be able to keep pace with technological changes, which could adversely affect our business.

The transmission of multimedia over data networks is rapidly evolving.  Short product life cycles place a premium on our ability to manage the transition from current products to new products.  Our future success in generating revenues will depend on our ability to enhance our existing products and to develop and introduce new products and product features.  These products and features must keep pace with technological developments and address the increasingly sophisticated needs of our customers.  The development of new technologies and products is increasingly complex and uncertain.  This increases the difficulty in coordinating the planning and production process and can result in delay in the introduction of new technologies and products.

The increase in the number of IP networks may adversely affect the demand for media gateway products.

Media gateway products are primarily intended to transcode voice from traditional telephony networks to IP networks and vice versa.  Along with the growth in the number of IP networks, there has been an increase in the amount of information that is sent directly from one IP network to another IP network.  This direct network communication potentially obviates the need to use a media gateway or transcoding.  A reduction in the demand for media gateways may adversely affect the demand for our media gateway products and, in turn, adversely affect our results of operations.

New industry standards, the modification of our products to meet additional existing standards or the addition of features to our products may delay the introduction of our products or increase our costs.

The industry standards that apply to our products are continually evolving.  In addition, since our products are integrated into networks consisting of elements manufactured by various companies, they must comply with a number of industry standards and practices established by various international bodies and industry forums.  Should new standards gain broad acceptance, we will be required to adopt those standards in our products.  We may also decide to modify our products to meet additional existing standards or add features to our products.  Standards may be adopted by various industry interest groups or may be proprietary and nonetheless accepted broadly in the industry.  It may take us a significant amount of time to develop and design products incorporating these new standards.  We may also have to pay additional fees to the developers of the technologies which constitute the newly adopted standards.

Our OEM customers or potential customers may develop or prefer to develop their own technical solutions, and as a result, would not buy our products.

Our products are sold also as components or building blocks to large OEMs and NEPs.  These customers incorporate our products into their product offerings, usually in conjunction with value-added services of their own or of third parties.  OEM or NEP customers or potential customers may prefer to develop their own technology or purchase third party technology.  They could also manufacture their own components or building blocks that are similar to the ones we offer.  Large customers have already committed significant resources in developing integrated product offerings.  Customers may decide that this gives them better profitability and/or greater control over supplies, specifications and performance.  Customers may therefore not buy components or products from an external manufacturer such as us.  This could have an adverse impact on our ability to sell our products and our revenues.

We have a limited order backlog.  If revenue levels for any quarter fall below our expectations, our results of operations will be adversely affected.

We have a limited order backlog, which makes revenues in any quarter substantially dependent on orders received and delivered in that quarter.  A delay in the recognition of revenue, even from one customer, may have a significant negative impact on our results of operations for a given period.  We base our decisions regarding our operating expenses on anticipated revenue trends, and our expense levels are relatively fixed, or require some time for adjustment.  Because only a small portion of our expenses varies with our revenues, if revenue levels fall below our expectations, our results of operations will be adversely affected.

Generally, we sell to original equipment manufacturers, or OEMs, network equipment providers or system integrator customers, as well as to distributors.  As a result, we have less information with respect to the actual requirements of end-users and their utilization of equipment.  We also have less influence over the choice of equipment by these end-users.

We typically sell to OEM customers, network equipment providers, and system integrators, as well as to distributors.  Our customers usually purchase equipment from several suppliers and may be trying to fulfill one of their customers’ specific technical specifications.  We rely heavily on our customers for sales of our products and to inform us about market trends and the needs of their customers.  We cannot be certain that this information is accurate.  If the information we receive is not accurate, we may be manufacturing products that do not have a customer or fail to manufacture products that end-users want.  Because we are selling products to OEMs, system integrators and distributors rather than directly to end-users, we have less control over the ultimate selection of products by end-users.

The markets we serve are highly competitive and many of our competitors have much greater resources, which may make it difficult for us to maintain profitability.

Competition in our industry is intense and we expect competition to increase in the future.  Our competitors currently sell products that provide similar benefits to those that we sell.  There has been a significant amount of merger and acquisition activity and strategic alliances, frequently involving major telecommunications equipment manufacturers acquiring smaller companies, and we expect that this will result in an increasing concentration of market share among these companies, many of whom are our customers.

Our principal competitors in the residential gateway market are Pirelli Broadband (ADB), Technicolor (previously Thomson), Sagemcom, Zyxel, Netgear, Bewan (Pace), Amper, Huawei, FiberHome and ZTE.

Our principal competitors in the area of analog media gateways (2 to 24 ports) for access and enterprise are Linksys (a division of Cisco Systems, Inc.), Mediatrix Telecom, Inc., Vega Stream Limited, Samsung, Innovaphone AG, Net.com/Quintum Technologies, Tainet Communication System Corp., Welltech, Ascii Corp., D-Link Systems, Inc., Multitech Inc., Inomedia, OKI and LG.  In the area of low density digital gateway and multi-service business gateways we face competition from companies such as Cisco, Adtran, Oneaccess, and more specifically in the enterprise class Session Border Controller technology with ACME Packet (Convergence), SIPera, Ingate and Edwater.  In addition we face competition in low, mid and high density gateways from companies such as Nortel, Alcatel-Lucent, Nokia-Siemens, Huawei, Ericsson, UTstarcom, ZTE and from Cisco Systems, Inc., Veraz Networks, Sonus Networks, General Bandwidth, Dialogic/Cantat Technologies and Commatch (Telrad), some of which are also customers of our products and technology.

Our principal competitors in the media server market segment are Dialogic/Cantata Technology, NMS Communications, Convedia/Radisys, Movius (IP Unity Glenayre), Cognitronics and Aculab.  In addition, we face competition in software-based and hardware-based media servers from internal development at companies such as Hewlett-Packard, Comverse-NetCentrex, Nortel, Alcatel - Lucent, Nokia – Siemens and Ericsson.

Our principal competitors in the sale of signal processing chips are Texas Instruments, Broadcom, Infineon, Centillium, Surf and Mindspeed.  Several large manufacturers of generic signal processors, such as Motorola, Agere Systems, which merged with LSI Corporation in April 2007, and Intel have begun, or are expected to begin, marketing competing processors.  Our principal competitors in the communications board market are Dialogic/NMS Communications,  Cantata, Aculab, PIKA Technologies, Inc., Intel and Motorola.

Our principal competitors in the area of IP Phones are comprised of “best-of-breed” IP phone vendors and end-to-end IP telephony vendors.  “Best of breed” IP phone vendors sell standard-based SIP phones that can be integrated into any standards-based IP-PBX or hosted IP telephony system.  These competitors include Polycom, Mediatrix and SNOM.  End-to-end IP telephony vendors sell IP phones that only work in their proprietary systems and include IP telephony vendors such as Cisco, Avaya/Nortel, Alcatel-Lucent, Siemens and Asstra.

Many of our competitors have the ability to offer complete network solutions and vendor-sponsored financing programs to prospective customers.  Some of our competitors with broad product portfolios may also be able to offer lower prices on products that compete with ours because of their ability to recoup a loss of margin through sales of other products or services.  Additionally, voice, audio and other communications alternatives that compete with our products are being continually introduced.

In the future, we may also develop and introduce other products with new or additional telecommunications capabilities or services.  As a result, we may compete directly with VoIP companies and other telecommunications and solution infrastructure providers, some of which may be our customers.  Additional competitors may include companies that currently provide communication software products and services.  The ability of some of our competitors to bundle other enhanced services or complete solutions with VoIP products could give these competitors an advantage over us.

Offering to sell system level products that compete with the products manufactured by our customers could negatively affect our business.

Our product offerings range from media gateway building blocks, such as chips and boards, to media gateways, media servers and session border control products (systems).  These products could compete with products offered by our customers.  These customers could decide to decrease purchases from us because of this competition.  This could result in a material adverse effect on our results of operations.

Offering to sell directly to carriers or service providers may expose us to requirements for service which we may not be able to meet.

We also sell our products directly to telecommunications carriers, service providers or other end-users. We have traditionally relied on third party distributors and OEMs to test and/or sell our products and to inform us about the requirements of end-users. We have limited experience selling our products directly to end-user customers. Telecommunications carriers and other service providers have great bargaining power in negotiating contracts. Generally, contracts with end-users tend to be more complex and impose more obligations on us than contracts with third party distributors. We may be unable to meet the requirements of these contracts. If we are unable to meet the conditions of a contract with an end-user customer, we may be subject to liquidated damages or liabilities that could result in a material adverse effect on our results of operations.

Selling directly to end-users may adversely affect our relationship with our current third party distributors upon whom we will continue to rely for a significant portion of our sales.  Loss of third party distributors and OEMs, or a decreased commitment by them to sell our products as a result of direct sales by us, could adversely affect our sales and results of operations.

We rely on third-party subcontractors to assemble our products and therefore do not directly control manufacturing costs, product delivery schedules or manufacturing quality.

Our products are assembled and tested by third-party subcontractors.  As a result of our reliance on third-party subcontractors, we cannot directly control product delivery schedules.  We have in the past experienced delays in delivery schedules.  Any problems that occur and persist in connection with the delivery, quality or cost of the assembly and testing of our products could have a material adverse effect on our business, financial condition and results of operations.  This reliance could also lead to product shortages or quality assurance problems, which, in turn, could lead to an increase in the costs of manufacturing or assembling our products.

In addition, we have engaged three original design manufacturers, or ODMs, based in Asia to design and manufacture some of our products and may engage additional ODMs in the future.  Any problems that occur and persist in connection with the delivery, quality, cost of the assembly or testing of our products, as well as the termination of our commercial relationship with an ODM or the discontinuance of the manufacturing of the respective products could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to deliver our products to our customers, and substantial reengineering costs may be incurred if a small number of third-party suppliers do not provide us with key components on a timely basis.

Texas Instruments Incorporated supplies all of the chips for our signal processor product line.  Our signal processor line is used both as a product line in its own right and as a key component in our other product lines.  Motorola manufactures all of the communications processors currently used on our communications boards.

We have not entered into any long-term supply agreements or alternate source agreements with our suppliers and, while we maintain an inventory of critical components, our inventory of chips would likely not be sufficient in the event that we had to engage an alternate supplier for these components.

Texas Instruments is also one of our major competitors in providing signal processing solutions.  An unexpected termination of the supply of the chips provided by Texas Instruments or Motorola or disruption in their timely delivery would require us to make a large investment in capital and personnel to shift to using signal processors manufactured by other companies and may cause a delay in introducing replacement products.  Customers may not accept an alternative product design.  Supporting old products or redesigning products may make it more difficult for us to support our products.

We utilize other sole source suppliers upon whom we depend without having long-term supply agreements.

Some of our sole source suppliers custom produce components for us based upon our specifications and designs while other of our sole source suppliers are the only manufacturers of certain components required by our products.  We have not entered into any long-term supply agreements or alternative source agreements with our suppliers and while we maintain an inventory of components from single source providers, our inventory would likely not be sufficient in the event that we had to engage an alternate supplier of these single source components.  In the event of any interruption in the supply of components from any of our sole source suppliers, we may have to expend significant time, effort and other resources in order to locate a suitable alternative manufacturer and secure replacement components.  If no replacement components are available, we may be forced to redesign certain of our products.  Any such new design may not be accepted by our customers.  A prolonged disruption in supply may force us to redesign and retest our products.  Any interruption in supply from any of these sources or an unexpected technical failure or termination of the manufacture of components could disrupt production, thereby adversely affecting our ability to deliver products and to support products previously sold to our customers.

In addition, if demand for telecommunications equipment increases, we may face a shortage of components from our suppliers.  This could result in longer lead times, increases in the price of components and a reduction in our margins, all of which could adversely affect the results of our operations.

Our customers may require us to produce products or systems to hold in inventory in order to meet their “just in time”, or short lead time, delivery requirements.  If we are unable to sell this inventory on a timely basis, we could incur charges for excess and obsolete inventory which would adversely affect our results of operations.

Our customers expect us to maintain an inventory of products available for purchase off the shelf subsequent to the initial sales cycle for these products.  This may require us to incur the costs of manufacturing inventory without having a purchase order for the products.  The VoIP industry is subject to rapid technological change and volatile customer demands, which result in a short product commercial life before a product becomes obsolete.  If we are unable to sell products that are produced to hold in inventory, we may incur write-offs as a result of slow moving items, technological obsolescence, excess inventories, discontinued products and products with market prices lower than cost.  Write-offs could adversely affect our operating results and financial condition.  We wrote off inventory in an aggregate amount of $2.4 million in 2008, $3.4 million in 2009 and $1.1 million in 2010.

The right of our customers to return products and their right to exchange products may affect our ability to recognize revenues which could adversely affect the results of our operations.

Some of our customers expect us to permit them to return some or all of the products they purchase from us.  If we contractually agree to allow a customer to return products, the customer may be entitled to a refund for the returned products or to receive a credit for the purchase of replacement products.  If we agree to this type of contractual obligation, it could affect our ability to recognize revenues.  In addition, if we are not able to resell any products that are returned and we would have to write off this inventory.  This could adversely affect our results of operations.

Our products generally have long sales cycles and implementation periods, which increase our costs in obtaining orders and reduce the predictability of our revenues.

Our products are technologically complex and are typically intended for use in applications that may be critical to the business of our customers.  Prospective customers generally must make a significant commitment of resources to test and evaluate our products and to integrate them into larger systems.  As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new communications equipment.  The sales cycles of our products to new customers are approximately six to twelve months after a design win, depending on the type of customer and complexity of the product.  This time period may be further extended because of internal testing, field trials and requests for the addition or customization of features.  This delays the time until we realize revenue and results in significant investment of resources in attempting to make sales.

Long sales cycles also subject us to risks not usually encountered in a short sales span, including customers’ budgetary constraints, internal acceptance reviews and cancellation.  In addition, orders expected in one quarter could shift to another because of the timing of customers’ procurement decisions.  The time required to implement our products can vary significantly with the needs of our customers and generally exceeds several months; larger implementations can take multiple calendar quarters.  This complicates our planning processes and reduces the predictability of our revenues.

Our proprietary technology is difficult to protect, and our products may infringe on the intellectual property rights of third parties.  Our business may suffer if we are unable to protect our intellectual property or if we are sued for infringing the intellectual property rights of third parties.

Our success and ability to compete depend in part upon protecting our proprietary technology.  We rely on a combination of patent, trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our proprietary rights.  These agreements and measures may not be sufficient to protect our technology from third-party infringement, or to protect us from the claims of others.

Enforcement of intellectual property rights may be expensive and may divert attention of management and of research and development personnel away from our business.  Intellectual property litigation could also call into question the ownership or scope of rights owned by us.  We believe that at least one of our patents may cover technology related to the ITU G.723.1 standard.  Because of our involvement in the standard setting process, we may be required to license certain of our patents on a reasonable and non-discriminatory basis to a current or future competitor, to the extent required to carry out the G.723.1 standard.  Additionally, our products may be manufactured, sold, or used in countries that provide less protection to intellectual property than that provided under U.S. or Israeli laws or where we do not hold relevant intellectual property rights.

We believe that the frequency of third party intellectual claims is increasing, as patent holders, including entities that are not in our industry and that purchase patents as an investment or to monetize such rights by obtaining royalties, use infringement assertions as a competitive tactic and a source of additional revenue.  Any intellectual property claims against us, even without merit, could cost us a significant amount of money to defend and divert management’s attention away from our business.  We may not be able to secure a license for technology that is used in our products and we may face injunctive proceedings that prevent distribution and sale of our products even prior to any dispute being concluded.  These proceedings may also have a deterrent effect on purchases by customers, who may be unsure about our ability to continue to supply their requirements.  We may be forced to repurchase our products and compensate customers that have purchased such infringing products.  We may be forced to redesign the product so that it becomes non-infringing, which may have an adverse impact on the results of our operations.

In addition, claims alleging that the development, use, or sale of our products infringes third parties’ intellectual property rights may be directed either at us or at our direct or indirect customers.  We may be required to indemnify such customers against claims made against them.  We may be required to indemnify them even if we believe that the claim of infringement is without merit.

Multiple patent holders in our industry may result in increased licensing costs.

There are a number of companies besides us that hold patents for various aspects of the technology incorporated in our industry’s standards and our products.  We expect that patent enforcement will be given high priority by companies seeking to gain competitive advantages or additional revenues.  The holders of patents from which we have not obtained licenses may take the position that we are required to obtain a license from them.  We cannot be certain that we would be able to negotiate a license agreement at an acceptable price or at all.  Our results of operations could be adversely affected by the payment of any additional licensing costs or if we are prevented from manufacturing or selling a product.

Changes in governmental regulations in the United States or other countries could slow the growth of the VoIP telephony market and reduce the demand for our customers’ products, which, in turn, could reduce the demand for our products.

VoIP and other services are not currently subject to all of the same regulations that apply to traditional telephony.  Nevertheless, it is possible that foreign or U.S. federal or state legislatures may seek to impose increased fees and administrative burdens on VoIP, data, and video providers.  The FCC has already required VoIP service providers to meet various emergency service requirements relating to delivery of 911 calls, known as E911, and to accommodate law enforcement interception or wiretapping requirements, such as the Communications Assistance for Law Enforcement Act, or CALEA.  In addition, the FCC may seek to impose other traditional telephony requirements such as disability access requirements, consumer protection requirements, number assignment and portability requirements, and other obligations, including additional obligations regarding E911 and CALEA.

The cost of complying with FCC regulations could increase the cost of providing Internet phone service which could result in slower growth and decreased profitability for this industry, which would adversely affect our business.

The enactment of any additional regulation or taxation of communications over the Internet in the United States or elsewhere in the world could have a material adverse effect on our customers’ (and their customers’) businesses and could therefore adversely affect sales of our products.  We do not know what effect, if any, possible legislation or regulatory actions in the United States or elsewhere in the world may have on private telecommunication networks, the provision of VoIP services and purchases of our products.

Use of encryption technology in our products is regulated by governmental authorities and may require special development, export or import licenses.  Delays in the issuance of required licenses, or the inability to secure these licenses, could adversely affect our revenues and results of operations.

Growth in the demand for security features may increase the use of encryption technology in our products.  The use of encryption technology is generally regulated by governmental authorities and may require specific development, export or import licenses.  Encryption standards may be based on proprietary technologies.  We may be unable to incorporate encryption standards into our products in a manner that will insure interoperability.  We also may be unable to secure licenses for proprietary technology on reasonable terms.  If we cannot meet encryption standards, or secure required licenses for proprietary encryption technology, our revenues and results of operations could be adversely affected.

We are subject to regulations that require us to use components based on environmentally friendly materials.  We may be subject to various regulations relating to management and disposal of waste with respect to electronic equipment.  Compliance with these regulations has increased our costs.  Failure to comply with these regulations could materially adversely affect our results of operations.

We are subject to an increasing number of telecommunications industry regulations requiring the use of environmentally-friendly materials in telecommunications equipment.  For example, pursuant to a European Community directive, telecom equipment suppliers were required to stop using specified materials that are not “environmentally friendly” by July 1, 2006. In addition, telecom equipment suppliers that take advantage of an exemption with respect to the use of lead in solders are required by this directive to eliminate the lead in solders from their products by the time set forth by the European Community regulations. This exemption has been extended by the authorities.  Some of our customers may also require products that meet higher standards than those required by the directive, such as complete removal of additional harmful substances from our products.  We will be dependent on our suppliers for components and sub-system modules, such as semiconductors and purchased assemblies and goods, to comply with these requirements.  This may harm our ability to sell our products in regions or to customers that may adopt such directives.

Compliance with these directives, especially with respect to the requirement that products eliminate lead solders, requires us to undertake significant expenses with respect to the re-design of our products.  In addition, we may be required to pay higher prices for components that comply with this directive.  We may not be able to pass these higher component costs on to our customers.  We cannot at this point estimate the expense that will be required to redesign our products in order to include “environmentally friendly” components.  We cannot be sure that we will be able to timely comply with these regulations, that we will be able to comply on a cost-effective basis or that a sufficient supply of compliant components will be available to us.  Compliance with these regulations could increase our product design costs.  New designs may also require qualification testing with both customers and government certification boards.  We cannot be certain of the reliability of any new designs that utilize non-lead components, in part due to the lack of experience with the replacement materials and assembly technologies.  In addition, the incorporation of new components may adversely affect equipment reliability and durability.

Some of our operations use substances regulated under various federal, state, local and international laws governing the environment, including laws governing the management and disposal of waste with respect to electronic equipment.  We could incur substantial costs, including fines and civil or criminal sanctions, if we were to violate or become liable under environmental laws or if our products become non-compliant with environmental laws.  We also face increasing complexity in our product design and procurement operations as we adjust to new and future requirements relating to the materials that compose our products.  The EU has enacted the Waste Electrical and Electronic Equipment Directive, which makes producers of electrical goods financially responsible for specified collection, recycling, treatment and disposal of past and future covered products.  Similar legislation has been or may be enacted in other jurisdictions, including the United States, Canada, Mexico, China and Japan.

Our inability or failure to comply with these regulations could have a material adverse effect on our results of operations.  In addition, manufacturers of components that use lead solders may decide to stop manufacturing those components prior to the required compliance date.  These actions by manufacturers of components could result in a shortage of components that could adversely affect our business and results of operations.

A significant portion of our revenues is generated outside of the United States and Israel.  We intend to continue to expand our operations internationally and, as a result, our results of operations could suffer if we are unable to manage our international operations effectively.

We generated 40% of our revenues in 2008, 36% of our revenues in 2009 and 39% of our revenues in 2010 outside of the United States and Israel. Part of our strategy is to expand our penetration in existing foreign markets and to enter new foreign markets.  Our ability to penetrate some international markets may be limited due to different technical standards, protocols or product requirements in different markets.  Expansion of our international business will require significant management attention and financial resources.  Our international sales and operations are subject to numerous risks inherent in international business activities, including:

·	economic and political instability in foreign countries;

·	compliance with foreign laws and regulations;

·	different technical standards or product requirements;

·	staffing and managing foreign operations;

·	foreign currency fluctuations;

·	export control issues;

·	governmental controls;

·	import or currency control restrictions;

·	local taxation;

·	increased risk of collection; and

·	burdens that may be imposed by tariffs and other trade barriers.

If we are unable to address these risks, our foreign operations may be unprofitable or the value of our investment in our foreign operations may decrease.

Currently, our international sales are denominated primarily in U.S. dollars.  Therefore, any devaluation in the local currencies of our customers relative to the U.S. dollar could cause customers to decrease or cancel orders or default on payment.

The prices of our products may become less competitive due to foreign exchange fluctuations.

Although we have operations throughout the world, the majority of our revenues and our operating costs in 2010 were denominated in, or linked to, the U.S. dollar.  Accordingly, we consider the U.S. dollar to be our functional currency.  However, a significant portion of our operating costs in 2010 were incurred in New Israeli Shekels (NIS).  During 2010, the NIS appreciated against the U.S. dollar, which resulted in an increase in the U.S. dollar cost of our operations in Israel.  As a result of this differential, from time to time we may experience increases in the costs of our operations outside the United States, as expressed in U.S. dollars.  If there is a significant increase in our expenses, we may be required to increase the prices of our products and may be less competitive.  We cannot be sure that our international customers will continue to place orders denominated in U.S. dollars.

Our sales to European customers denominated in Euros are increasing.  Sales denominated in Euros could make our revenues subject to fluctuation in the Euro/U.S. dollar exchange rate.  If the U.S. dollar appreciates against the Euro, we may be required to increase the prices of our products that are denominated in Euros.  In 2010, the U.S. dollar appreciated against the Euro, which resulted in an increase in the prices of our products that are denominated in Euros.

We may be unable to attract sales representatives who will market our products effectively.

A significant portion of our marketing and sales involves the aid of independent sales representatives that are not under our direct control.  We cannot be certain that our current independent sales representatives will continue to distribute our products or that, even if they continue to distribute our products, they will do so successfully.  These representatives are not subject to any minimum purchase requirements and can discontinue marketing our products at any time.  In addition, these representatives often market products of our competitors.  Accordingly, we must compete for the attention and sales efforts of our independent sales representatives.

Our products could contain defects, which would reduce sales of those products or result in claims against us.

We develop complex and evolving products.  Despite testing by us and our customers, undetected errors or defects may be found in existing or new products.  The introduction of products with reliability, quality or compatibility problems could result in reduced revenues, additional costs, increased product returns and difficulty or delays in collecting accounts receivable.  The risk is higher with products still in the development stage, where full testing or certification is not yet completed.  This could result in, among other things, a delay in recognition or loss of revenues, loss of market share or failure to achieve market acceptance.  We could also be subject to material claims by customers that are not covered by our insurance.

Obtaining certification of our products by national regulators may be time-consuming and expensive.  We may be unable to sell our products in markets in which we are unable to obtain certification.

Our customers may expect us to obtain certificates of compliance with safety and technical standards set by national regulators, especially standards set by U.S. or European regulators.  There is no uniform set of standards, and each national regulator may impose and change its own standards.  National regulators may also prohibit us from importing products that do not conform to their standards.  If we make any change in the design of a product, we are usually required to obtain recertification of the product.  The process of certification may be time-consuming and expensive and may affect the length of the sales cycle for a product.  If we are unable to obtain certification of a product in a market, we may be unable to sell the product in that market.

We depend on a limited number of key personnel who would be difficult to replace.

Because our products are complex and our market is evolving, the success of our business depends in large part upon the continuing contributions of our management and key personnel.  Specifically, we rely heavily on the services of Shabtai Adlersberg, our Chief Executive Officer, President and Chairman of our Board of Directors.  If our Chief Executive Officer is unable or unwilling to continue with us, our results of operations could be materially and adversely affected.  We do not carry key person insurance for our Chief Executive Officer.

The success of our business also depends upon our continuing ability to attract and retain other highly-qualified management, technical, sales and marketing personnel.  We need highly-qualified technical personnel who are capable of developing technologies and products and providing the technical support required by our customers.  We experience competitive pressure with respect to retaining and hiring employees in the high technology sector in Israel.  If we fail to hire and retain skilled employees, our business may be adversely affected.

If we do not manage our operations effectively, our results of operations could be adversely affected.

We have actively expanded our operations in the past and may continue to expand them in the future.  This expansion has required, and may continue to require, the application of managerial, operational and financial resources.  We cannot be sure that we will continue to expand, or that we will be able to expand our operations successfully.  In particular, our business requires us to focus on multiple markets, including the VoIP, wireline, cable and wireless markets.  In addition, we work simultaneously with a number of large OEMs and network equipment providers each of which may have different requirements for the products that we sell to them.  We may not have sufficient personnel, or may be unable to devote this personnel when needed, to address the requirements of these markets and customers.  If we are unable to manage our operations effectively, our revenues may not increase, our cost of operations may rise and our results of operations may be adversely affected.

As we grow we may need new or enhanced systems, procedures or controls.  The transition to such systems, procedures or controls, as well as any delay in transitioning to new or enhanced systems, procedures or controls, may seriously harm our ability to accurately forecast sales demand, manage our product inventory and record and report financial and management information on a timely and accurate basis.

Our gross profit percentage could be negatively impacted by amortization expenses in connection with acquisitions, increased manufacturing costs and other factors.  This could adversely affect our results of operations.

Our gross profit percentage decreased in 2008 and 2009 and increased in 2010.  The decrease in our gross profit percentage in 2008 was primarily attributable to amortization expenses related to the acquisitions of Nuera and Netrake beginning in the third quarter of 2006 and CTI Squared beginning in the second quarter of 2007, as well as expenses related to equity-based compensation resulting from the adoption of ASC 718 beginning in 2006.  During the fourth quarter of 2008, we recognized non-cash impairment charges of $86.1 million with respect to goodwill, intangible assets and investment in an affiliate.  As a result of these impairment charges, non-cash amortization expense included in cost of revenues declined in 2009 and 2010.

Our gross profit percentage has also been negatively affected in the past and could continue to be negatively affected by an increase in manufacturing costs, a shift in our sales mix towards our less profitable products, increased customer demand for longer product warranties and increased cost pressures as a result of increased competition.  Acquisitions of new businesses could also negatively affect our gross profit percentage, which could cause an adverse effect on our results of operations.

The growth in our product portfolio means that we have to service and support more products.  This may result in an increase in our expenses and an adverse effect on our results of operations.

The size of our product portfolio has increased and continues to increase.  As a result, we are required to provide to our customers sales support.  Customers have requested that we provide a contractual commitment to support a product for a specified period of time.  This period of time may exceed the working life of the product or extend past the period of time that we may intend to manufacture or support a product.  We are dependent on our suppliers for the components (hardware and software) needed to provide support and may be unable to secure the components necessary to satisfy our service commitments.  We do not have long-term contracts with our suppliers, and they may not be obligated to provide us with products or services for any specified period of time.  We may need to purchase an inventory of replacement components and parts in advance in order to try to provide for their availability when needed.  This could result in increased risk of write-offs with respect to our replacement component inventory to the extent that we cannot accurately predict our future requirements under our customer service contracts.  If any of our component suppliers cease production, cease operations or refuse or fail to make timely delivery of orders, we may not be able to meet our contractual commitments for product support.  We may be required to supply enhanced components or parts as substitutes if the original versions are no longer available.  Product support may be costly and any extra service revenues may not cover the hardware and software costs associated with providing long-term support.

Terrorist attacks, or the threat of such attacks, may negatively impact the global economy which may materially adversely affect our business, financial condition and results of operation and may cause our share price to decline.

The financial, political, economic and other uncertainties following terrorist attacks throughout the world have led to a worsening of the global economy.  As a result, many of our customers and potential customers have become much more cautious in setting their capital expenditure budgets, thereby restricting their telecommunications procurement.  Uncertainties related to the threat of terrorism have had a negative effect on global economy, causing businesses to continue slowing spending on telecommunications products and services and further lengthen already long sales cycles.  Any escalation of these threats or similar future events may disrupt our operations or those of our customers, distributors and suppliers, which could adversely affect our business, financial condition and results of operations.

We are subject to taxation in several countries.

Because we operate in several countries, mainly in the United States, Israel, United Kingdom and Singapore, we are subject to taxation in multiple jurisdictions.  We are required to report to and are subject to local tax authorities in the countries in which we operate.  In addition, our income that is derived from sales to customers in one country might also be subject to taxation in other countries.  We cannot be sure of the amount of tax we may become obligated to pay in the countries in which we operate.  The tax authorities in the countries in which we operate may not agree with our tax position.  Our tax benefits from carry forward losses and other tax planning benefits such as Israeli approved enterprise programs, may prove to be insufficient due to Israeli tax limitations, or may prove to be insufficient to offset tax liabilities from foreign tax authorities.  Foreign tax authorities may also use our gross profit or our revenues in each territory as the basis for determining our income tax, and our operating expenses might not be considered for related tax calculations adversely affect our results of operations.

Risks Relating to Our Operations in Israel

Conditions in Israel affect our operations and may limit our ability to produce and sell our products, and instability in the Middle East may adversely affect us.

We are incorporated under the laws of the State of Israel, and our principal executive offices and principal research and development  facilities are located in the State of Israel.  Political, economic and military conditions in Israel directly affect our operations.  There has been an increase in unrest and terrorist activity in Israel, which has continued with varying levels of severity for many years through the current period of time.  This has led to ongoing hostilities between Israel, the Palestinian Authority, other groups in the West Bank and Gaza Strip, and the northern border of Lebanon.  The future effect of this violence on the Israeli economy and our operations is unclear.  The Israeli-Palestinian conflict may also lead to political instability between Israel and its neighboring countries.  Ongoing violence between Israel and the Palestinians, as well as tension between Israel and the neighboring countries, may have a material adverse effect on our business, financial conditions and results of operations.

Recent popular uprisings in various countries in the Middle East are affecting the political stability of those countries.  This instability may lead to deterioration of the political and trade relationships that exist between the State of Israel and these countries.  In addition, this instability may affect the global economy and marketplace through changes in oil and gas prices.  Our headquarters and research and development facilities are located in the State of Israel.  Any events that affect the State of Israel may impact us in unpredictable ways.  We have contingent plans for alternative manufacturing and supply sources, but these plans may be insufficient.  Should our operations be impacted in a significant way, this may adversely affect the results of our operations.

We cannot predict the effect on us of an increase in these hostilities or any future armed conflict, political instability or violence in the region.  Additionally, some of our officers and employees in Israel are obligated to perform annual military reserve duty and are subject to being called for additional active duty under emergency circumstances, such as the military confrontation in the Gaza Strip at the end of 2008.  Some of our employees live within conflict area territories and may be forced to stay at home instead of reporting to work.  We cannot predict the full impact of these conditions on us in the future, particularly if emergency circumstances or an escalation in the political situation occur.  If many of our employees are called for active duty, or forced to stay at home, our operations in Israel and our business may be adversely affected.  Additionally, a number of countries continue to restrict or ban business with Israel or Israeli companies, which may limit our ability to make sales in those countries.

We are adversely affected by the devaluation of the U.S. dollar against the New Israeli Shekel and could be adversely affected by the rate of inflation in Israel.

We generate substantially all of our revenues in U.S. dollars and, in 2010, a significant portion of our expenses, primarily salaries, related personnel expenses and the leases of our buildings in Israel, were incurred in NIS.  We anticipate that a significant portion of our expenses will continue to be denominated in NIS.

Our NIS related costs, as expressed in U.S. dollars, are influenced by the exchange rate between the U.S. dollar and the NIS.  During 2009 and 2010, the NIS appreciated against the U.S. dollar, which resulted in a significant increase in the U.S. dollar cost of our operations in Israel  To the extent the U.S. dollar weakens against the NIS, we could experience an increase in the cost of our operations, which are measured in U.S. dollars in our financial statements, which could adversely affect our results of operations.  In addition, in periods in which the U.S. dollar appreciates against the NIS, we bear the risk that the rate of inflation in Israel will exceed the rate of such devaluation of the NIS in relation to the U.S. dollar or that the timing of such devaluations were to lag considerably behind inflation, which will increase our costs as expressed in U.S. dollars.

The devaluation of the U.S. dollar in relation to the NIS has and may continue to have the effect of increasing the cost in U.S. dollars of these expenses.  Our U.S. dollar-measured results of operations were adversely affected in 2009 and 2010.  This could happen again if the U.S. dollar were to devalue against the NIS.

In order to manage the risks imposed by foreign currency exchange rate fluctuations, from time to time, we enter into currency forward contracts and put and call options to hedge some of our foreign currency exposure.  We can provide no assurance that our hedging arrangements will be effective.  In addition, if we wish to maintain the U.S. dollar-denominated value of our products in non-U.S. markets, devaluation in the local currencies of our customers relative to the U.S. dollar may cause our customers to cancel or decrease orders or default on payment.

Because exchange rates between the NIS and the U.S. dollar fluctuate continuously, exchange rate fluctuations have an impact on our profitability and period-to-period comparisons of our results of operations.  In 2010, the value of the U.S. dollar decreased in relation to the NIS by 0.6%, and the inflation rate in Israel was 2.3%. As a result, our results of operations were adversely affected in 2010.  If this trend continues, it will continue to adversely affect our result of operations.

The Israeli government programs in which we currently participate, and the tax benefits we currently receive require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs.

We benefit from certain government programs and tax benefits, particularly as a result of exemptions and reductions resulting from the “approved enterprise” status of our existing production facilities and programs in Israel.  In the past, the designation required advance approval from the Investment Center of the Israel Ministry of Industry, Trade and Labor (the Investment Center).  To be eligible for these programs and tax benefits, we must continue to meet conditions relating principally to adherence to the approved programs and to periodic reporting obligations.  We believe that we are currently in compliance with these requirements.  However, if we fail to meet these conditions, we will be subject to corporate tax at the rate then in effect under Israeli law for such tax year.

In April 2005, an amendment to the law came into effect (the “Amendment”) which significantly changed the provisions of the law.  The Amendment limited the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as a Privileged Enterprise, such as provisions generally requiring that at least 25% of the Privileged Enterprise’s income be derived from export.  Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

The law provides that terms and benefits included in any certificate of approval granted prior to December 31, 2004 remain subject to the provisions of the law as they were on the date of such approval.  Therefore, our existing “Approved Enterprises” are generally not subject to the provisions of the Amendment.  As a result of the Amendment, tax-exempt income generated under the provisions of the law as amended, will subject us to taxes upon distribution or liquidation and we may be required to record a deferred tax liability with respect to such tax-exempt income.  We have elected the year 2008 as the year of election for “Privileged Enterprise” under the Amendment.

In December 2010, the Israeli Parliament passed the Law for Economic Policy for 2011 and 2012 (Amended Legislation), 2011, which prescribes, among others, amendments to the Law for the Encouragement of Capital Investments, 1959 (“the Law”). The amendments became effective as of January 1, 2011. According to the amendments, the benefit tracks in the Law were modified and a flat tax rate applies to a company’s entire preferred income. We will be able to elect to apply the amendments and would then be subject to amended tax rates as follows: 2011 and 2012 - 15% (in development area A - 10%), 2013 and 2014 - 12.5% (in development area A - 7%) and in 2015 and thereafter - 12% (in development area A - 6%).

We are examining the possible effect of the amendments on our financial statements. We have not yet decided whether to elect to have the amendments apply to us.

The government grants we have received for research and development expenditures limit our ability to manufacture products and transfer technologies outside of Israel and require us to satisfy specified conditions.  If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties.

In connection with research and development grants we received from the OCS, we must pay royalties to the OCS on the revenue derived from the sale of products, technologies and services developed with the grants from the OCS.  The terms of the OCS grants and the law pursuant to which grants are made restrict our ability to manufacture products or transfer technologies developed outside of Israel if OCS grants funded the development of the products or technology.  An amendment to the relevant law facilitates the transfer of technology or know-how developed with the funding of the OCS to third parties outside of Israel, but any future transfer would still require the approval of the OCS, which may not be granted, and is likely to involve a material payment to the OCS.  This restriction may limit our ability to enter into agreements for those products or technologies without OCS approval.  We cannot be certain that any approval of the OCS will be obtained on terms that are acceptable to us, or at all.

In order to meet specified conditions in connection with the grants and programs of the OCS, we have made representations to the Government of Israel concerning our Israeli operations.  If we fail to meet the conditions related to the grants, including the maintenance of a material presence in Israel, or if there is any material deviation from the representations made by us to the Israeli government, we could be required to refund the grants previously received (together with an adjustment based on the Israeli consumer price index and an interest factor) and would likely be ineligible to receive OCS grants in the future.  Any inability to receive these grants would result in an increase in our research and development expenses.

In 2010, we recognized a royalty-bearing grant of $3,536,000 from the Government of Israel, through the Office of the Chief Scientist, or the OCS, for the financing of a portion of our research and development expenditures in Israel. The OCS budget has been subject to reductions, which may affect the availability of funds for these prospective grants and other grants in the future.  As a result, we cannot be certain that we will continue to receive grants at the same rate, or at all.  In addition, the terms of any future OCS grants may be less favorable than our past grant. As of December 31, 2010, we have a contingent obligation to pay royalties in the amount of approximately $12,463,000.

It may be difficult to enforce a U.S. judgment against us, our officers and directors, assert U.S. securities law claims in Israel or serve process on substantially all of our officers and directors.

We are incorporated in Israel.  Substantially all of our executive officers and directors are nonresidents of the United States, and a majority of our assets and the assets of these persons are located outside the United States.  Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any such persons or to effect service of process upon these persons in the United States.  Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process.  Certain matters of procedure will also be governed by Israeli law.  There is little binding case law in Israel addressing these matters.  Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  See “Enforceability of Civil Liabilities.”

Israeli law may delay, prevent or make difficult a merger with or an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

Provisions of Israeli law may delay, prevent or make undesirable a merger or an acquisition of all or a significant portion of our shares or assets.  Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions.  These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.  These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares.  In addition, our articles of association contain certain provisions that may make it more difficult to acquire us, such as a staggered board, the ability of our board of directors to issue preferred stock and limitations on business combinations with interested shareholders.  Furthermore, Israel tax considerations may make potential transactions undesirable to us or to some of our shareholders.

Risks Relating to the Ownership of our Ordinary Shares

The price of our ordinary shares may fluctuate significantly.

The market price for our ordinary shares, as well as the prices of shares of other technology companies, has been volatile.  Between January 1, 2009 and February 14, 2011, our share price has fluctuated from a low of $0.92 to a high of $8.07.  The following factors may cause significant fluctuations in the market price of our ordinary shares:

·	fluctuations in our quarterly revenues and earnings or those of our competitors;

·	shortfalls in our operating results compared to levels forecast by securities analysts;

·	announcements concerning us, our competitors or telephone companies;

·	announcements of technological innovations;

·	the introduction of new products;

·	changes in product price policies involving us or our competitors;

·	market conditions in the industry;

·	integration of acquired businesses, technologies or joint ventures with our products and operations;

·	the conditions of the securities markets, particularly in the technology and Israeli sectors; and

·	political, economic and other developments in the State of Israel and worldwide.

In addition, stock prices of many technology companies fluctuate significantly for reasons that may be unrelated or disproportionate to operating results.  The factors discussed above may depress or cause volatility of our share price, regardless of our actual operating results.

Our quarterly results of operations have fluctuated in the past and we expect these fluctuations to continue.  Fluctuations in our results of operations may disappoint investors and result in a decline in our share price.

We have experienced and expect to continue to experience significant fluctuations in our quarterly results of operations.  In some periods, our operating results may be below public expectations or below revenue levels and operating results reached in prior quarters or in the corresponding quarters of the previous year.  If this occurs, the market price of our ordinary shares could decline.

The following factors have affected our quarterly results of operations in the past and are likely to affect our quarterly results of operations in the future:

·	size, timing and pricing of orders, including order deferrals and delayed shipments;

·	launching of new product generations;

·	length of approval processes or market testing;

·	technological changes in the telecommunications industry;

·	competitive pricing pressures;

·	the timing and approval of government research and development grants;

·	accuracy of telecommunication company, distributor and original equipment manufacturer forecasts of their customers’ demands;

·	changes in our operating expenses;

·	disruption in our sources of supply; and

·	general economic conditions.

Therefore, the results of any past periods may not be relied upon as an indication of our future performance.

Our actual financial results might vary from our publicly disclosed financial forecasts.

From time to time, we publicly disclose financial forecasts.  Our forecasts reflect numerous assumptions concerning our expected performance, as well as other factors which are beyond our control and which might not turn out to be correct.  As a result, variations from our forecasts could be material.  Our financial results are subject to numerous risks and uncertainties, including those identified throughout this “Risk Factors” section and in our SEC filings incorporated by reference in this prospectus.  If our actual financial results are worse than our financial forecasts, the price of our ordinary shares may decline.

It is our policy that we will not provide quarterly forecasts of the results of our operations.  This policy could affect the willingness of analysts to provide research with respect to our ordinary shares which could affect the trading market for our ordinary shares.

It is our policy that we will not provide quarterly forecasts of the results of our operations.  This could result in the reduction of research analysts who cover our ordinary shares.  Any reduction in research coverage could affect the willingness of investors, particularly institutional investors, to invest in our shares which could affect the trading market for our ordinary shares and the price at which our ordinary shares are traded.

As a foreign private issuer whose shares are listed on NASDAQ, we follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on NASDAQ, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Marketplace Rules.

We do not comply with the NASDAQ requirement that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans.  Instead, we follow Israeli law and practice which permits the establishment or amendment of certain equity based compensation plans to be approved by our board of directors without the need for a shareholder vote, unless such arrangements are for the compensation of directors, in which case they also require audit committee and shareholder approval.

As a foreign private issuer listed on the NASDAQ, we  may also elect in the future to follow home country practice with regard to, among other things, executive officer compensation, director nomination, composition of the board of directors and quorum at shareholders’ meetings, as well as not obtain shareholder approval for certain dilutive events.

Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

Our ordinary shares are listed for trading in more than one market and this may result in price variations.

Our ordinary shares are listed for trading on NASDAQ and on TASE.  Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on NASDAQ and New Israeli Shekels on TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel).  Actual trading volume on the TASE is generally lower than trading volume on NASDAQ, and as such could be subject to higher volatility.  The trading prices of our ordinary shares on these two markets often differ resulting from the factors described above, as well as differences in exchange rates.  Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

We do not anticipate declaring any cash dividends on our ordinary shares.

We have never declared or paid cash dividends on our ordinary shares and do not plan to pay any cash dividends in the near future.  Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.  See “Dividend Policy.”

U.S. shareholders face certain income tax risks in connection with their acquisition, ownership and disposition of our ordinary shares.  In any tax year, we could be deemed a passive foreign investment company, which could result in adverse U.S. federal income tax consequences for U.S. shareholders.

Based on the composition of our gross income, the composition and value of our gross assets and the amounts of our liabilities during 2004, 2005, 2006, 2007, 2008, 2009 and 2010, we do not believe that we were a passive foreign investment company, or PFIC, for U.S. federal income tax purposes during any of such tax years.  It is likely, however, that we would be deemed to have been a PFIC in 2001, 2002 and 2003.  There can be no assurance that we will not be deemed a PFIC for any future tax year in which, for example, the value of our assets, as measured by the public market valuation of our ordinary shares, declines in relation to the value of our passive assets (generally, cash, cash equivalents and marketable securities).  If we are a PFIC for any tax year, U.S. shareholders who own our ordinary shares during such year may be subject to increased U.S. federal income tax liabilities and reporting requirements for such year and succeeding years, even if we are no longer a PFIC in such succeeding years.  Under legislation enacted by the U.S., a U.S. holder of our ordinary shares will be required to file an information return containing certain information required by the U.S. Internal Revenue Service for each year in which we are treated as a PFIC.

We urge U.S. holders of our ordinary shares to consult their own tax advisors with respect to the U.S. federal income tax risks related to owning and disposing of our ordinary shares and the consequences of PFIC status.

We are subject to ongoing costs and risks associated with complying with extensive corporate governance and disclosure requirements.

As a foreign private issuer subject to U.S. federal securities laws, we spend a significant amount of management time and resources to comply with laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, SEC regulations and NASDAQ rules.  Section 404 of the Sarbanes-Oxley Act requires management’s annual review and evaluation of our internal control over financial reporting and attestations of the effectiveness of these controls by our management and by our independent registered public accounting firm.  There is no guarantee that these efforts will result in management assurance or an attestation by our independent registered public accounting firm that our internal control over financial reporting is adequate in future periods.  In connection with our compliance with Section 404 and the other applicable provisions of the Sarbanes-Oxley Act, our management and other personnel devote a substantial amount of time, and may need to hire additional accounting and financial staff, to assure that we comply with these requirements.  The additional management attention and costs relating to compliance with the Sarbanes-Oxley Act and other corporate governance requirements could materially and adversely affect our financial results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference) contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import.  Similarly, statements that describe our business outlook or future economic performance, anticipated revenues, expenses or other financial items, introductions and advancements in development of products, and plans and objectives related thereto, and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are also forward-looking statements.  Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements.  Factors that could cause or contribute to such differences include, but are not limited to, those set forth under “Risk Factors” in this prospectus as well as those discussed elsewhere in our other filings with the SEC incorporated by reference in this prospectus.

Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements.  In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.  We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.  In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed under “Risk Factors” in this prospectus.  Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are quoted on NASDAQ and the TASE under the symbol “AUDC”.

The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares as reported by NASDAQ.

Calendar Year	Price Per Share
	High	Low

2010	$6.51	$2.31
2009	$3.06	$0.92
2008	$5.26	$1.47
2007	$10.40	$4.55
2006	$14.64	$8.77

Calendar Period	Price Per Share
	High	Low
2011
First quarter (through February 14, 2011)	$8.07	$6.00
2010
Fourth quarter	$6.51	$3.70
Third quarter	$3.99	$2.31
Second quarter	$4.39	$2.43
First quarter	$4.17	$2.65
2009
Fourth quarter	$3.06	$1.94
Third quarter	$2.40	$1.37
Second quarter	$1.60	$1.16
First quarter	$1.90	$0.92

Calendar Month	Price Per Share
	High	Low
2011
January	$7.76	$6.00

2010
December	$6.51	$4.61
November	$5.16	$4.34
October	$5.03	$3.70
September	$3.99	$2.63
August	$3.20	$2.49

The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares as reported by the TASE.  All share prices shown in the following table are in NIS. All share prices shown in the following table are in NIS. As of December 31, 2010, the exchange rate was equal to approximately NIS 3.549 per U.S. $1.00.

Calendar Year	Price Per Share
	High		Low
2010	NIS	23.25	NIS	9.20
2009	NIS	11.55	NIS	4.26
2008	NIS	20.20	NIS	5.71
2007	NIS	44.00	NIS	18.90
2006	NIS	66.27	NIS	38.10

Calendar Period	Price Per Share
	High		Low
2011
First quarter (through February 14, 2011)	NIS	29.51	NIS	20.50
2010
Fourth quarter	NIS	23.25	NIS	13.30
Third quarter	NIS	13.91	NIS	9.33
Second quarter	NIS	16.05	NIS	9.20
First quarter	NIS	15.25	NIS	9.50
2009
Fourth quarter	NIS	11.55	NIS	7.61
Third quarter	NIS	8.30	NIS	5.50
Second quarter	NIS	6.64	NIS	4.70
First quarter	NIS	7.33	NIS	4.26

Calendar Month	Price Per Share
	High		Low

2011
January	NIS	15.25	NIS	9.50

2010
December	NIS	23.25	NIS	16.20
November	NIS	18.65	NIS	16.05
October	NIS	18.10	NIS	13.30
September	NIS	13.91	NIS	9.91
August	NIS	12.08	NIS	9.68

The closing price of our ordinary shares on NASDAQ on February 14, 2011 was $7.72 per share, and the closing price of our ordinary shares on the TASE on February 14, 2011 was NIS 28.20 per share.

DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares and do not plan to pay any cash dividends in the near future.  Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.  Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on various factors, such as our statutory retained earnings, financial condition, operating results, current and anticipated cash needs and tax implications of dividend distributions on our income.    Our loan agreements currently restrict us from paying dividends. The distribution of dividends may also be limited by Israeli law, which permits the distribution of dividends only out of retained earnings or otherwise upon the permission of an Israeli court. Our board of directors has determined that we will not distribute any amounts of our undistributed tax exempt income as a dividend.

If we declare cash dividends, we will pay those dividends in NIS.  Current Israeli law permits holders of our ordinary shares who are non-residents of Israel and who acquired their shares with a non-Israeli currency to repatriate all distributions on these shares in that non-Israeli currency.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income tax and extraordinary items plus fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges.

	Year Ended December 31,
	2006	2007		2008		2009		2010

Ratio of earnings to fixed charges (a)	1.46	—	(b)	—	(c)	—	(d)	7.36

(a)      See calculation in Exhibit 12.1 of the Registration Statement on Form F-3, of which this prospectus is a part.

(b)      Due to the loss recorded in 2007, the ratio coverage was less than 1:1.  We would have needed to generate additional earnings of approximately $6 million to achieve coverage of 1:1 in 2007.

(c)      Due to the loss recorded in 2008, the ratio coverage was less than 1:1.  We would have needed to generate additional earnings of approximately $83 million to achieve coverage of 1:1 in 2008.

(d)      Due to the loss recorded in 2009, the ratio coverage was less than 1:1.  We would have needed to generate additional earnings of approximately $3 million to achieve coverage of 1:1 in 2009.

As of the date of this prospectus, we have no preferred shares outstanding and have not declared or paid any dividends on preferred shares for the periods set forth above.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash, cash equivalents and short-term bank deposits and our consolidated capitalization as of December 31, 2010 on an actual basis.  The table should be read in conjunction with our unaudited condensed consolidated balance sheets as of December 31, 2010, included in our Form 6-K filed on February 15, 2011, which have been incorporated by reference in this prospectus.

As of December 31, 2010 (U.S. Dollars in thousands) Unaudited

Cash and cash equivalents	$50,311
Short-term bank deposits	13,825
Total cash, cash equivalents, and short-term bank deposits	64,136

Long-Term Debt:
Senior convertible notes	(353)
Long-term banks loans	(9,750)
Total long-term debt	(10,103)

Shareholders’ equity:
Share capital:
Ordinary shares of NIS 0.01 par value:
100,000,000 shares authorized; 48,595,373 shares issued; 41,203,017 shares outstanding	125
Additional paid-in capital	191,280
Treasury stock	(25,057)
Accumulated other comprehensive income	822
Accumulated deficit	(67,990)

Total shareholders’ equity	99,180

Total capitalization	$173,718

USE OF PROCEEDS

We currently intend to use the net proceeds from the sale of securities sold by us pursuant to this prospectus and the applicable prospectus supplement for general corporate purposes.  General corporate purposes may include repaying debt, making capital expenditures, acquisitions, funding product development and other operating expenses, and any other purpose that we may specify in any prospectus supplement.  We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.  Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of securities sold pursuant to this prospectus and the applicable prospectus supplement.  Our plans to use the net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

We will not receive any proceeds from sales of ordinary shares by the selling shareholders.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer.  We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement.  If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.  We will also include in the prospectus supplement information, where applicable, about material United States and Israeli federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

·	ordinary shares;

·	warrants to purchase ordinary shares;

·	debt securities; or

·	units comprised of ordinary shares, warrants to purchase ordinary shares or debt securities, in any combination.

In this prospectus, we refer to the ordinary shares, warrants, debt securities and units collectively as “securities.”  The total dollar amount of all securities that we may issue will not exceed $150,000,000.

This prospectus may not be used to consummate a sale of securities by us unless it is accompanied by a prospectus supplement.

SELLING SHAREHOLDERS

This prospectus relates to the offering by the selling shareholders of up to 3,000,000 ordinary shares.  These ordinary shares were issued to the selling shareholders, who are founders of the company, prior to our initial public offering in June 1999.  The applicable selling shareholders will be identified in a prospectus supplement with respect to an offering.  This prospectus may not be used to consummate a sale of securities by a selling shareholder unless it is accompanied by a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

As of the date of this prospectus, our articles of association authorize us to issue 100,000,000 of our ordinary shares, nominal value NIS 0.01 per share, and 2,500,000 preferred shares, nominal value NIS 0.01 per share.  As of February 11, 2011, we had outstanding 41,356,587 of our ordinary shares. As of December 31, 2010 we had options to purchase an aggregate of 4,784,886 of our ordinary shares at a weighted average exercise price of $7.06 per share, with the latest expiration date of these options being December 2017 (of which, options to purchase 2,920,925 of our ordinary shares were exercisable as of December 31, 2010).  No preferred shares were outstanding as of December 31, 2010.  All figures relating to outstanding shares exclude shares held in treasury.

During 2010, we issued a total of 934,823 ordinary shares, all of which were issued through the exercise of options, at an average exercise price of $2.74 per share.

The following description of our ordinary shares and certain provisions of our memorandum and articles of association is a summary.  The description below is qualified in its entirety by the provisions of our memorandum and articles of association.

Ordinary Shares

Our issued and outstanding ordinary shares are validly issued, fully paid and nonassessable.  Our ordinary shares are neither redeemable nor convertible.  Upon our liquidation, our assets available for distribution to shareholders will be distributed to them in proportion to the nominal value of their shares.  Our shareholders do not have preemptive rights.

Authorized but Unissued Shares

Our authorized but unissued ordinary shares are available for future issuance without shareholder approval.  These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Limitations on the Rights to Own Securities

The ownership or voting of ordinary shares by non-residents of Israel, except with respect to citizens of countries which are in a state of war with Israel, is not restricted in any way by our memorandum of association or articles of association or by the laws of the State of Israel.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company.

Objects and Purposes

We were incorporated in 1992 under the laws of the State of Israel.  Our registration number with the Israeli Registrar of Companies is 520044132.  Our objects and purposes, set forth in Section 2 of our memorandum of association, are:

·	to plan, develop and market voice signal systems;

·	to purchase, import, market and wholesale and retail distribute, in Israel and abroad, consumption goods and accompanying products;

·	to serve as representatives of bodies, entrepreneurs and companies from Israel and abroad with respect to their activities in Israel and abroad; and

·	to carry out any activity as determined by the lawful management.

Borrowing Powers

The board of directors has the power to cause us to borrow money and to secure the payment of borrowed money.  The board of directors specifically has the power to issue bonds or debentures, and to impose mortgages or other security interests on all or any part of our property.

Amendment of Articles of Association

Shareholders may amend our articles of association by a resolution adopted at a shareholders meeting by the holders of 50% of voting power represented at the meeting in person or by proxy and voting thereon.

Dividends

Under the Israeli Companies Law 5759-1999, or the Companies Law, we may pay dividends only out of our profits.  The amount of any dividend to be distributed among shareholders is based on the nominal value of their shares.  Our board of directors has determined that we will not distribute any amounts of our undistributed tax exempt income as dividend.  We intend to reinvest our tax-exempt income and not to distribute such income as a dividend.  Accordingly, no deferred income taxes have been provided on income attributable to our Approved Enterprise program as the undistributed tax exempt income is essentially permanent in duration.

Voting Rights and Powers

Unless any shares have special rights as to voting, every shareholder has one vote for each share held of record.  A shareholder is not entitled to vote at any shareholders meeting unless all calls then payable by him in respect of his shares have been paid (this does not apply to separate meetings of the holders of a particular class of shares with respect to the modification or abrogation of their rights).

Under our articles of association, we may issue preferred shares from time to time, in one or more series.  However, in connection with our listing on TASE in 2001, we agreed that for such time as our ordinary shares are traded on TASE, we will not issue any of the 2,500,000 preferred shares, nominal value NIS 0.01, authorized in our articles of association.  Notwithstanding the foregoing, we may issue preferred shares if the preference of those shares is limited to a preference in the distribution of dividends and such preferred shares have no voting rights.

Business Combinations

Our articles of association impose restrictions on our ability to engage in any merger, asset or share sale or other similar transaction with a shareholder holding 15% or more of our voting shares.

Winding Up

Upon our liquidation, our assets available for distribution to shareholders will be distributed to them in proportion to the nominal value of their shares.

Redeemable Shares

Subject to our undertaking to the TASE as described above, we may issue and redeem redeemable shares.

Modification of Rights

Subject to the provisions of our memorandum of association, and without prejudice to any special rights previously conferred upon the holders of our existing shares, we may, from time to time, by a resolution approved by the holders of 75% voting power represented at the meeting in person or by proxy and voting thereon, provide for shares with such preferred or deferred rights or rights of redemption, or other special rights and/or such restrictions, whether in regard to dividends, voting repayment of share capital or otherwise, as may be stipulated in such resolution.

If at any time our share capital is divided into different classes of shares, we may modify or abrogate the rights attached to any class, unless otherwise provided by the articles of association, by a resolution approved by the holders of 75% voting power represented at the meeting in person or by proxy and voting thereon, subject to the consent in writing of the holders of 75% of the issued shares of that class.

The provisions of our articles of association relating to general meetings also apply to any separate general meeting of the holders of the shares of a particular class, except that two or more members holding not less than 75% of the issued shares of that class must be present in person or by proxy at that separate general meeting for a quorum to exist.

Unless otherwise provided by our articles of association, the increase of an authorized class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed to modify or abrogate the rights attached to previously issued shares of that class or of any other class.

Shareholders Meetings

An annual meeting of shareholders is to be held once a year, within 15 months after the previous annual meeting.  The annual meeting may be held in Israel or outside of Israel, as determined by the board of directors.

The board of directors may, whenever it thinks fit, convene a special shareholders meeting.  The board of directors must convene a special shareholders meeting at the request of:

·	at least two directors;

·	at least one-quarter of the directors in office; or

·	one or more shareholders who hold at least 5% of the outstanding share capital and at least 1% of the voting rights, or one or more shareholders who hold at least 5% of the outstanding voting rights.

A special shareholders meeting may be held in Israel or outside of Israel, as determined by the board of directors.

Notice of General Meetings; Omission to Give Notice

The provisions of the Companies Law and the related regulations override the provisions of our articles of association, and provide for notice of a meeting of shareholders to be sent to each registered shareholder at least 21 days or 35 days in advance of the meeting depending on the items included in the meeting agenda.  Notice of a meeting of shareholders must also be published in two Israeli newspapers at least five days prior to the record date for the meeting.

Notice of a meeting of shareholders must specify the type of meeting, the place and time of the meeting, the agenda, a summary of the proposed resolutions, the majority required to adopt the proposed resolutions, and the record date for the meeting.  The notice must also include the address and telephone number of our registered office, and a list of times at which the full text of the proposed resolutions may be examined at the registered office.

The accidental omission to give notice of a meeting to any shareholder, or the non-receipt of notice sent to such shareholder, does not invalidate the proceedings at the meeting.

Limitations on Foreign Shareholders to Hold or Exercise Voting Rights

There are no limitations on foreign shareholders in our articles of association.  Israeli law restricts the ability of citizens of countries that are in a state of war with Israel to hold shares of Israeli companies.

Fiduciary Duties; Approval of Transactions under Israeli Law

The Companies Law imposes fiduciary duties that “office holders,” including directors and executive officers, owe to their company. An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty.

Duty of care. The duty of care generally requires an office holder to act with the level of care which a reasonable office holder in the same position would have acted under the same circumstances. This includes the duty to use reasonable means to obtain information regarding the advisability of a given action submitted for his or her approval or performed by virtue of his or her position and all other relevant information material to these actions.

Duty of loyalty. The duty of loyalty generally requires an office holder to act in good faith and for the benefit of the company. Specifically, an office holder must avoid any conflict of interest between the office holder’s position in the company and his or her other positions or personal affairs. In addition, an office holder must avoid competing against the company or exploiting any business opportunity of the company for his or her own benefit or the benefit of others. An office holder must also disclose to the company any information or documents relating to the company’s affairs that the office holder has received due to his or her position in the company. A company may approve any of the acts mentioned above provided that all the following conditions apply: the office holder acted in good faith and neither the act nor the approval of the act prejudices the good of the company, and the office holder disclosed the essence of his or her personal interest in the act, including any substantial fact or document, a reasonable time before the date for discussion of the approval.

The term “office holder” includes any person who, either formally or in substance, serves as a director, general manager or chief executive officer, or who reports directly to the general manager or chief executive officer.

Compensation. Under the Companies Law, all arrangements as to compensation of office holders who are not directors require approval of the board of directors and, in certain cases, the prior approval of the audit committee. Arrangements as to compensation of directors also require audit committee and shareholder approval.

Disclosure of personal interest. The Companies Law requires that an office holder promptly disclose any personal interest that he or she may have, and all related material information known to him or her, in connection with any existing or proposed transaction by the company. A “personal interest” of an office holder, as defined in the Companies Law, includes a personal interest of the office holder’s relative or a corporation in which the office holder or the office holder’s relative is a 5% or greater shareholder, director or general manager or has the right to appoint at least one director or the general manager. “Personal interest” does not apply to a personal interest stemming merely from holding shares in the company.

The office holder must make the disclosure of his personal interest no later than the first meeting of the company’s board of directors that discusses the particular transaction. The office holder’s duty to disclose shall not apply in the event that the personal interest only results from a personal interest of the office holder’s relative in a transaction that is not an “extraordinary transaction”. The Companies Law defines an “extraordinary transaction” as a transaction not in the ordinary course of business, not on market terms, or likely to have a material impact on the company’s profitability, assets or liabilities, and a “relative” as a spouse, sibling, parent, grandparent, descendent, spouse’s descendant and the spouse of any of the foregoing.

Approvals. For a transaction that is not an extraordinary transaction, under the Companies Law, once the office holder complies with the above disclosure requirement, the board of directors is authorized to approve the transaction, unless the articles of association provide otherwise. Our articles of association do not provide otherwise. Such approval must determine that the transaction is not adverse to the company’s interest. If the transaction is an extraordinary transaction, or if it concerns exculpation, indemnification or insurance of an office holder, then it also must be approved by the company’s audit committee and board of directors, and, under certain circumstances, by the shareholders of the company. An office holder who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee generally may not be present at this meeting or vote on this matter unless a majority of the board of directors or the audit committee has a personal interest in the matter.  If a majority of the board of directors or the audit committee has a personal interest in the transaction, shareholder approval also would be required.

Duties of Shareholders

Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company.  A controlling shareholder is a shareholder who has the ability to direct the activities of a company, including a shareholder that owns 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights, but excluding a shareholder whose power derives solely from his or her position on the board of directors or any other position with the company.  Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder for the purpose of being a “controlling shareholder.”

Approval of the audit committee, the board of directors and our shareholders, in that order, is required for:

·	extraordinary transactions, including a private placement, with a controlling shareholder or in which a controlling shareholder has a personal interest; and

·	the terms of compensation or employment of a controlling shareholder or his or her relative, as an officer holder or employee of our company.

The shareholders approval must include the majority of shares voted at the meeting.  In addition to the majority vote, the shareholder approval must satisfy either of two additional tests:

·	the majority includes at least one-third of the shares voted by shareholders who have no personal interest in the transaction; or

·
the total number of shares, other than shares held by the disinterested shareholders, that voted against the approval of the transaction does not exceed 1% of the aggregate voting rights of our company.

Under the Companies Law, a shareholder has a duty to act in good faith and in a customary manner towards the company and other shareholders, and to refrain from abusing his or her power in the company, including when voting in a shareholders meeting or in a class meeting on matters such as the following:

·	an amendment to our articles of association;

·	an increase in our authorized share capital;

·	a merger; or

·	approval of related party transactions that require shareholder approval.

In addition, any controlling shareholder, any shareholder who knows that he or she possesses the power to determine the outcome of a shareholders meeting or a shareholders class meeting and any shareholder who has the power to prevent the appointment of an office holder, is under a duty to act with fairness towards the company.  The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking into account the position in the company of those who breached the duty of fairness.

Anti-Takeover Provisions Under Israeli Law

The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights in the company, unless there is already another shareholder of the company with 25% or more of the voting rights.  Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than 45% of the voting rights in the company, unless there is a shareholder with more than 45% of the voting rights in the company.

The Companies Law requires the parties to a proposed merger to file a merger proposal with the Israeli Registrar of Companies, specifying certain terms of the transaction.  Each merging company’s board of directors and shareholders must approve the merger.  Shares in one of the merging companies held by the other merging company or certain of its affiliates are disenfranchised for purposes of voting on the merger.  A merging company must inform its creditors of the proposed merger.  Any creditor of a party to the merger may seek a court order blocking the merger, if there is a reasonable concern that the surviving company will not be able to satisfy all of the obligations of the parties to the merger.  Moreover, a merger may not be completed until at least 50 days have passed from the time that the merger proposal was filed with the Israeli Registrar of Companies and at least 30 days have passed from the approval of the shareholders of each of the merging companies.

Finally, in general, Israeli tax law treats stock-for-stock acquisitions less favorably than does U.S. tax law.  Israeli tax law has been amended to provide for tax deferral in specified acquisitions, including transactions where the consideration for the sale of shares is the receipt of shares of the acquiring company.  Nevertheless, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid, although in the case of shares of a foreign corporation that are traded on a stock exchange, the tax may be postponed subject to certain conditions.

DESCRIPTION OF WARRANTS

We may, from time to time, issue warrants for the purchase of ordinary shares.  Warrants may be convertible into, exercisable for, or exchangeable for ordinary shares.  Warrants may be issued separately or in combination with ordinary shares or debt securities as a unit, as further discussed under “Description of Units” below.  We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent.  We will name any warrant agent in the applicable prospectus supplement.  Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you.  You can access complete information by referring to the applicable prospectus supplement.  In the applicable prospectus supplement, we will describe the terms of the warrants and any applicable warrant agreement, including, where applicable, the following:

·	the offering price and aggregate number of warrants offered;

·	the ordinary shares or debt securities with which the warrants are issued and the number of warrants issued with each such share or debt security;

·	the date on and after which the warrants and the related ordinary shares or debt securities will be separately transferable;

·	the number of ordinary shares purchasable upon the exercise of one warrant and the price at which the ordinary shares may be purchased upon such exercise;

·	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

·	the terms of any rights to redeem or call the warrants;

·	any provisions for changes to or adjustments in the exercise price or number of ordinary shares issuable upon exercise of the warrants;

·	the dates on which the right to exercise the warrants will commence and expire;

·	the manner in which the warrant agreement and warrants may be modified;

·	a discussion of any material U.S. federal and Israeli income tax considerations of holding or exercising the warrants; and

·	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.  While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.  The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture.  We will issue subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture.  We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part.  Supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.  We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939.  We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following is a summary of material provisions of the senior notes, the subordinated notes and the indenture.  This summary is not complete.  The debt securities are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.  We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities.  Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

·	the title;

·	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

·	the currency of the debt securities;

·	any limit on the amount that may be issued;

·	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

·	the maturity date;

·	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

·
the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

·	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

·	the terms of the subordination of any series of subordinated debt;

·	the place where payments will be payable;

·	restrictions on transfer, sale or other assignment, if any;

·	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

·	provisions for a sinking fund, purchase or other analogous fund, if any;

·
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

·	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

·	incur additional indebtedness;

·	issue additional securities;

·	create liens;

·	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

·	redeem capital stock;

·	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

·	make investments or other restricted payments;

·	sell or otherwise dispose of assets;

·	enter into sale-leaseback transactions;

·	engage in transactions with shareholders and affiliates;

·	issue or sell stock of our subsidiaries; or

·	effect a consolidation or merger;

·	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

·	a discussion of any material or special Israeli or United States federal income tax considerations applicable to the debt securities;

·	information describing any book-entry features;

·	the procedures for any auction and remarketing, if any;

·	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

·	if other than dollars, the currency in which the series of debt securities will be denominated; and

·
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Redemption

If any series of the debt securities offered are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

·	the redemption prices (or method of calculating the same);

·	the redemption period (or method of determining the same);

·	whether such debt securities are redeemable in whole or in part at our option; and

·	any other provisions affecting the redemption of such debt securities.

Conversion or Exchange Rights

If any series of the debt securities offered are convertible into or exchangeable for shares of our ordinary shares or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

·	the conversion price or exchange ratio (or method of calculating the same);

·	the conversion or exchange period (or method of determining the same);

·	whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

·	the events requiring an adjustment of the conversion price or the exchange ratio; and

·	any other provisions affecting conversion or exchange of such debt securities.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.  However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

·	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended;

·	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended;

·
if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in principal amount of the outstanding debt securities of the applicable series; and

·	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.  If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default with respect to the series and its consequences, except defaults in payment of principal, premium, if any, or interest, unless we have cured the default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity.

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that:

·	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

·
subject to its duties under the Trust Indenture Act of 1939, the trustee may decline to follow any direction of such holders that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

·	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

·
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

·
the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

·	to fix any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

·	to comply with the provisions described above under “—Consolidation, Merger or Sale”;

·	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

·
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture;

·	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities of any series;

·	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect;

·	to evidence and provide for the acceptance of appointment under an indenture by a successor trustee; or

·	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939.

In addition, under the indentures, we and the trustee may not change an indenture, and the rights of holders of a series of debt securities may be changed by us and the trustee other than as set forth in the bullet points above with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.  However, we and the trustee may not make the following changes without the consent of each holder of any outstanding debt securities affected:

·	extending the fixed maturity of the series of debt securities;

·	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

·	reducing the percentage of debt securities, the holders of which are required to consent to any change to an indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

·	register the transfer or exchange of debt securities of the series;

·	replace stolen, lost or mutilated debt securities of the series;

·	maintain paying agencies;

·	hold monies for payment in trust;

·	recover excess money held by the trustee;

·	compensate and indemnify the trustee; and

·	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.  The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.  See the applicable prospectus supplement for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose.  Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities.  We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

·
issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

·	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture.  Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.  Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders.  Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in The City of New York as our sole paying agent for payments with respect to debt securities of each series.  We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.  We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.  The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of ordinary shares, warrants to purchase ordinary shares or debt securities, in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  We may issue units under a unit agreement to be entered into between us and a unit agent.  We will name any unit agent in the applicable prospectus supplement.  Any unit agent will act solely as our agent in connection with the units of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of units.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The following is a description of the general terms and provisions of any units we may issue and may not contain all the information that is important to you.  You can access complete information by referring to the applicable prospectus supplement.  In the applicable prospectus supplement, we will describe the terms of the units and any applicable unit agreement, including, where applicable, the following:

·	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

·	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

·	any material provisions of the governing unit agreement that differ from those described above.

TAXATION

The material U.S. federal and Israeli income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We and the selling shareholders may sell the securities being offered hereby in one or more of the following ways from time to time:

·	through agents to the public or to investors;

·	to one or more underwriters or dealers for resale to the public or to investors;

·	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, or an exchange or otherwise;

·	directly to investors in privately negotiated transactions; or

·	through a combination of these methods of sale.

The securities that we or the selling shareholders distribute by any of these methods may be sold, in one or more transactions, at:

·	a fixed price or prices, which may be changed;

·	market prices prevailing at the time of sale;

·	prices related to prevailing market prices; or

·	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of our securities by us or the selling shareholders, which will include, if applicable:

·	the name or names of the selling shareholders;

·	the name or names of any agents or underwriters;

·	the purchase price of our securities being offered and the proceeds we will receive from the sale;

·	any over-allotment options under which underwriters may purchase additional securities from us or from the selling shareholders;

·	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

·	the public offering price;

·	any discounts or concessions allowed or reallowed or paid to dealers; and

·	any securities exchanges on which such ordinary shares or warrants may be listed.

Underwriters

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us or the selling shareholders and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.  We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.  In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum fees or other items of value to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this registration statement.  We and the selling shareholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.  Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

If we or the selling shareholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement.  We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers.  We may use underwriters with whom we have a material relationship.  If so, we will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

Agents

We or the selling shareholders may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

We or the selling shareholders may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Securities

While our ordinary shares are traded on NASDAQ and the TASE, each class or series of debt securities, warrants or units will be a new issue with no established trading market.  We may elect to list any class or series of debt securities, warrants or units on any exchange, but we are not obligated to do so.  It is possible that one or more underwriters may make a market in a class or series of debt securities, warrants or units, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance as to the liquidity of the trading market for any of the debt securities, warrants or units.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.  “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us or the selling shareholders, if any, in the offering.  If the underwriters have an over-allotment option to purchase additional securities from us or the selling shareholders, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market.  In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.  “Naked” short sales are any sales in excess of such option or where the underwriters do not have an overallotment option.  The underwriters must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids.  If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.  The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities.  The magnitude or effect of any stabilization or other transactions is uncertain.  These transactions may be effected on NASDAQ or otherwise and, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 20-F for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009 included in our Annual Report on Form 20-F have been audited by Kost, Forer, Gabbay & Kasierer, an independent registered public accounting firm and a member of Ernst & Young Global, as set forth in its reports thereon, included therein, and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby under Israeli law has been passed upon for us by and other legal matters under Israeli law relating to any offering will be passed upon for us by Naschitz, Brandes & Co., Tel-Aviv, Israel.  Some legal matters under United States law relating to any offering will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.  If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and before January 24, 2002 did not make, our SEC filings electronically, so that those filings are not available on the SEC’s website.  However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet as described below.

In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  However, we file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm.  We also furnish reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information.

You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.  You may also access the information we file electronically with the SEC through our website at http://www.audiocodes.com.  Our website does not form part of this prospectus.

We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to the extent that such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering.  The documents we incorporate by reference are:

·	our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on June 29, 2010;

·	the information set forth in our Report on Form 6-K filed with the Commission on February 15, 2011;

·
the information set forth in the second, third, seventh and eighth paragraphs of, and the condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated statement of cash flows contained in, the press release attached as Exhibit 1 to our Report on Form 6-K filed with the Commission on October 22, 2010;

·	the information set forth in the first paragraph of and the translation attached as Exhibit 1 to our Report on Form 6-K filed with the Commission on October 20, 2010;

·
the information set forth in the second, third, sixth and seventh paragraphs of, and the condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated statement of cash flows contained in, the press release attached as Exhibit 1 to our Report on Form 6-K filed with the Commission on July 28, 2010;

·	the information set forth in the first and second paragraphs of the press release attached as Exhibit 2 to our Report on Form 6-K filed with the Commission on June 29, 2010;

·	the information set forth in the first and second paragraphs of the press release attached as Exhibit 1 to the Registrant’s Report on Form 6-K filed with the Commission on May 12, 2010;

·
the information set forth in the second, third, sixth, seventh, ninth, eleventh and twelfth paragraphs of, and the condensed consolidated balance sheets, condensed consolidated statements of operations, condensed consolidated statement of cash flows contained in, the press release attached as Exhibit 1 to our Report on Form 6-K filed with the SEC on April 28, 2010;

·
the information set forth in the first paragraph of the joint press release attached as Exhibit 1 and the first paragraph of the press release attached as Exhibit 2 to our Report on Form 6-K filed with the Commission on March 24, 2010;

·	the information set forth in the first paragraph of the press release attached as Exhibit 1 to our Report on Form 6-K filed with the Commission on January 19, 2010; and

·
the description of our ordinary shares set forth in our Registration Statement on Form 8-A filed with the SEC on May 20, 1999, and any amendment or report filed for the purpose of updating that description.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to:

AudioCodes Ltd.
1 Hayarden Street, Airport City
Lod 70151, Israel
Telephone:  (972) 3-976-4105

or to our agent in the United States:

AudioCodes Inc.
27 World’s Fair Drive, Somerset
New Jersey 08873
Telephone: (732) 469-0880

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus or our filings incorporated by reference in this prospectus, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

·	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

·	the judgment is no longer appealable,

·
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

·	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

·	the judgment was obtained by fraud,

·	there was no due process,

·	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

·	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

·	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

We have irrevocably appointed our U.S. subsidiary, AudioCodes Inc. as our agent to receive service of process in any action against us in the state and federal courts sitting in The City of New York, Borough of Manhattan arising out of any offering pursuant to this prospectus and a related prospectus supplement or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered.  All amounts shown are estimates, except the SEC registration fee.

Amount
SEC registration fee	$19,989
Legal fees and expenses*	85,000
Accounting fees and expenses*	37,000
Printing, EDGAR formatting and mailing expenses*	7,000
Miscellaneous expenses*	11,011
Total	$160,000

* Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Insurance of Office Holders

The Companies Law permits a company, if permitted by its articles of association, to insure an office holder in respect of liabilities incurred by the office holder as a result of:

·	the breach of his or her duty of care to the company or to another person, or

·	the breach of his or her duty of loyalty to the company, to the extent that the office holder acted in good faith and had reasonable cause to believe that the act would not prejudice the company.

A company can also insure an office holder against monetary liabilities imposed on the office holder in favor of a third party as a result of an act or omission that the office holder committed in connection with his or her serving as an office holder.

Indemnification of Office Holders

Under the Companies Law, a company can, if permitted by its articles of association, indemnify an office holder for any of the following obligations or expenses incurred in connection with his or her acts or omissions as an office holder:

·	monetary liability imposed upon the office holder in favor of other persons pursuant to a court judgment, including a settlement or an arbitrator’s decision approved by a court;

·
reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder; and either:

·	no financial liability was imposed on the office holder in lieu of criminal proceedings, or

·	financial liability was imposed on the office holder in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent, and

·	reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon the office holder by a court:

·	in an action brought against the office holder by the company, on behalf of the company or on behalf of a third party;

·	in a criminal action in which the office holder is found innocent; or

·	in a criminal action in which the office holder is convicted but in which proof of criminal intent is not required.

A company may indemnify an office holder in respect of these liabilities either in advance of an event or following an event.  If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than legal costs, must be limited to foreseeable events in light of the company’s actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

Exculpation of Office Holders

Under the Companies Law, a company may, if permitted by its articles of association, also exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company, other than in connection with distributions.

Limitations on Exculpation, Insurance and Indemnification

Under the Companies Law, a company may indemnify or insure an office holder against a breach of duty of loyalty only to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company.  In addition, a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

Our articles of association allow us to insure, indemnify and exculpate office holders to the fullest extent permitted by law, provided such insurance or indemnification is approved in accordance with law.  Pursuant to the Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

We have entered into agreements with each of our directors and senior officers to insure, indemnify and exculpate them to the full extent permitted by law against some types of claims, subject to dollar limits and other limitations.  These agreements have been ratified by our audit committee, board of directors and shareholders.  We have acquired directors’ and officers’ liability insurance covering our officers and directors and the officers and directors of our subsidiaries against certain claims.

Item 9.	Exhibits

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1†(1)	Memorandum of Association of Registrant.

3.2(2)	Articles of Association of Registrant, as amended.

4.1	Form of Senior Debt Securities Indenture (including form of Senior Note).

4.2	Form of Subordinated Debt Securities Indenture (including form of Subordinated Note).

4.3*	Form of Warrant Agreement and Warrant Certificate.

4.4*	Form of Unit Agreement and Unit Certificate.

5.1	Opinion of Naschitz, Brandes & Co., Advocates.

12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of Naschitz, Brandes & Co., Advocates (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

25.1*	Statement of Eligibility of Trustee under Senior Debt Securities Indenture.

25.2*	Statement of Eligibility of Trustee under Subordinated Debt Securities Indenture.

*	To be filed by amendment or incorporated by reference pursuant to a Report on Form 6-K.

†	English summary of Hebrew original; the original language version is on file with AudioCodes Ltd. and is available upon request.

(1)	Incorporated herein by reference to Registrant’s Registration Statement on Form F-1 (File No. 333-10352).

(2)
Incorporated herein by reference to Registrant’s Form 20-F for the fiscal year ended December 31, 2000 and Exhibit 1 to the Registrant’s Report on Form 6-K filed with the Commission on September 1, 2005.

Item 10.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)           The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, Israel, on February 15, 2011.

AUDIOCODES LTD.

By:	/s/ SHABTAI ADLERSBERG
Name: Shabtai Adlersberg
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Shabtai Adlersberg, Guy Avidan and Itamar Rosen, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (as well as any and all additional registration statements relating to the same offering of securities of this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shabtai Adlersberg	Chairman of the Board and Chief	February 15, 2011
Shabtai Adlersberg	Executive Officer (Principal Executive Officer)

/s/ Guy Avidan	Vice President of Finance and Chief	February 15, 2011
Guy Avidan	Financial Officer (Principal Financial and Accounting Officer)

/s/ Joseph Tenne	Director	February 15, 2011
Joseph Tenne

/s/ Dr. Eyal Kishon	Director	February 15, 2011
Dr. Eyal Kishon

/s/ Doron Nevo	Director	February 15, 2011
Doron Nevo

/s/ Dana Gross	Director	February 15, 2011
Dana Gross

Authorized Representative in the United States:   February 15, 2011

AUDIOCODES INC.

By:	/s/ Shabtai Adlersberg
Name:	Shabtai Adlersberg
Title:	President, Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Senior Debt Securities Indenture (including form of Senior Note).

4.2	Form of Subordinated Debt Securities Indenture (including form of Subordinated Note).

5.1	Opinion of Naschitz, Brandes & Co., Advocates.

12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of Naschitz, Brandes & Co., Advocates (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).